   As filed with the Securities and Exchange Commission on December 27, 1995

                                                       Registration No. 33-64003

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            _______________________
                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________

                        The United Illuminating Company
            (Exact name of registrant as specified in its charter)

Connecticut                             06-0571640
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
incorporation or organization)

157 Church Street                       06506-0901
New Haven, Connecticut 06506-0901       (Zip Code)
(Address of principal executive
offices)

      Registrant's telephone number, including area code: (203) 499-2000

                       _________________________________

                               RICHARD J. GROSSI
                            Chief Executive Officer
                               157 Church Street
                       New Haven, Connecticut 06506-0901
                                (203) 499-2000
           (Name, address and telephone number of agent for service)

                                  Copies to:

WILLIAM C. BASKIN, JR., Esq.    JOHN T. HOOD, Esq.     DAVID P. FALCK, Esq.
Wiggin & Dana                   Reid & Priest          Winthrop, Stimson, Putnam
One Century Tower               40 West 57th Street      & Roberts
New Haven, CT 06508-1832        New York, NY 10019     One Battery Park Plaza
                                                       New York, NY  10004-1490

                       _________________________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. /__/

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /
                                               ---

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ __________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/ __________________________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/

                       _________________________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, ISSUED _________, 199 )
(TO PROSPECTUS DATED               , 199 )
                                       $213,560,000
                   SEABROOK 1 SECURED LEASE OBLIGATION BONDS
                   $                     %    SERIES DUE  __________
                   $                     %    SERIES DUE  __________
                              ____________________________

                    Interest payable                and
                              ____________________________

The Offered Bonds will be issued by the Lessor (the Owner Trustee) and will be secured, as described herein, by a lien on and security interest in the undivided ownership interest of the Lessor in Unit No. 1 of the Seabrook Station in Seabrook, New Hampshire, and an assignment of basic rental payments and certain other amounts payable, under the Lease of the undivided ownership interest, by

                        THE UNITED ILLUMINATING COMPANY

     The United Illuminating Company ("UI" or the "Company"), as Lessee under the Lease, will be unconditionally obligated to make rental payments in amounts that will be calculated to be at least equal to the scheduled payments of principal of and interest on the Offered Bonds, although the Offered Bonds will not be direct obligations of, or guaranteed by, the Company. The Holders of the Bonds will have no recourse against the general credit of any of the institutions or individuals acting as Lessor or Owner Participant. (See "Security and Source of Payment for the Bonds" in the accompanying Prospectus.)

     The Offered ______% Bonds maturing in 20__ (the "20   Offered Bonds") will
mature on __________, and the ______% Offered Bonds maturing in 20__ (the "20 Offered Bonds") will mature on __________. The principal of the Offered Bonds will be payable from time to time in installments. The Offered Bonds will be redeemable, in whole or in part, on not less than 30 days' notice, either upon certain terminations of the Lease or at the option of the Lessor, at the redemption prices set forth herein (including a Make-Whole Premium (as defined herein) if redemption occurs at the option of the Lessor prior to __________ for the 20__ Offered Bonds and __________ for the 20__ Offered Bonds), in each case together with accrued interest, if any, to the date fixed for redemption. (See "Description of the Offered Bonds and the Indenture" in the accompanying Prospectus.)

     SEE "RISK FACTORS AND INVESTMENT CONSIDERATIONS," ON PAGE ___ IN THE ACCOMPANYING PROSPECTUS.

                              ___________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                    EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                                    EXCHANGE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                                ADEQUACY OF THIS
PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION TO THE
                                    CONTRARY
                             IS A CRIMINAL OFFENSE.

                              ___________________

       PRICE OF 20__   OFFERED BONDS - 100% AND ACCRUED INTEREST, IF ANY
       PRICE OF 20__   OFFERED BONDS - 100% AND ACCRUED INTEREST, IF ANY

                              ___________________

                               Price to        Underwriting
                               Public/1/     Commissions/2//3/    Proceeds/1//2/
                               --------      ----------------     -------------

Per         Offered Bond..            %                     %                 %
Total     ................   $               $                   $
Per         Offered Bond..            %                     %                 %
Total     $ ..............   $               $                   $

___________________

1    Plus accrued interest, if any, from the date of original issuance.

2 Expenses, estimated to be $ , and underwriting commissions will be paid from the proceeds of the Offered Bonds. Expenses, estimated to be $ , will be paid by the Company.

3 The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                               _________________


     The Offered Bonds are offered by the Underwriters named herein subject to prior sale, when, as and if accepted by the Underwriter, and subject to approval of certain legal matters by Winthrop, Stimson, Putnam & Roberts, counsel for the Underwriters, and certain other conditions. It is expected that delivery of the Offered Bonds will be made on or about _________________, 199 through the book-entry facilities of The Depository Trust Company ("DTC") against payment therefor in immediately available funds.

                                _______________

MORGAN STANLEY & CO.                        CITICORP SECURITIES, INC.
       Incorporated


            , 199

































                                  RED HERRING

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

     No dealer, salesman or any other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus Supplement and the accompanying Prospectus, in connection with the offer contained in this Prospectus Supplement and accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by UI or the Underwriters. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of UI since the date hereof.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            _______________________


                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
Selected Information Relating to the Offered Bonds....................... S-1

The Company..............................................................  S-

Summary Financial Information............................................  S-

Use of Proceeds..........................................................  S-

Ratios of Earnings to Fixed Charges......................................  S-

Certain Terms of the Offered Bonds.......................................  S-

Underwriting.............................................................  S-



                                  Prospectus

Available Information....................................................

Incorporation of Certain Documents by Reference..........................

Risk Factors and Investment Considerations...............................

Flow of Funds for Debt service Payments on the Bonds.....................

Use of Proceeds..........................................................

The Transaction and the Refinancing......................................

Security and Source of Payment for the Bonds.............................

Description of the Offered Bonds and the Indenture.......................

Description of the Lease.................................................

Other Agreements.........................................................

Plan of Distribution.....................................................

Experts and Legality.....................................................

Glossary.................................................................

                                     S-2a

              SELECTED INFORMATION RELATING TO THE OFFERED BONDS


     The following material, which is presented herein solely to furnish limited introductory information regarding the Offered Bonds, is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement and the accompanying Prospectus without definition are defined in the Glossary at the end of the accompanying Prospectus.

SECURITIES OFFERED; INTEREST; REDEMPTION

$        Seabrook 1 Secured Lease Obligation Bonds,    % Series due __________,
(the "20__ Offered Bonds")

$        Seabrook 1 Secured Lease Obligation Bonds,    % Series due __________,
(the "20__ Offered Bonds")

     Interest on the Offered Bonds of each series will be payable on __________ and __________ of each year, commencing ___________, 1996. The Offered Bonds will be redeemable, in whole or in part, on not less than 30 days' notice, either upon certain terminations of the Lease or, at the option of the Lessor, at the redemption prices set forth herein (including a Make-Whole Premium if redemption occurs at the option of the Lessor prior to for the 20__ Offered Bonds and for the 20__ Offered Bonds), in each case together with accrued interest to the date fixed for redemption. (See "Certain Terms of the Offered Bonds -- Redemption" in this Prospectus Supplement.)

PRINCIPAL INSTALLMENT PAYMENTS

     The Supplemental Indenture relating to the Offered Bonds (Supplemental Indenture) provides for the payment of principal installments on the Offered Bonds on each of the Installment Payment Dates set forth below, in an aggregate amount (subject to adjustment in certain circumstances) equal to the Installment Payment amounts set forth below, together with interest accrued to such Installment Payment Date. The Outstanding Balance Factor set forth below for each Installment Payment Date is for descriptive purposes only, and, unless there has been a partial redemption or a default or other installment payment adjustment, represents a factor that when multiplied by the original principal amount of each 20___ Offered Bond and 20___ Offered Bond will indicate the outstanding principal amount of such Bond remaining unpaid after payment of the principal installment due on such Installment Payment Date.

                             Aggregate
                            Installment                           Outstanding
                           Payment Amount                        Balance Factor
                           --------------                        --------------
Installment
Payment Date    20__ Offered Bond  20__ Offered Bond  20__ Offered Bond  20__ Offered Bond
--------------  -----------------  -----------------  -----------------  -----------------





(See "Certain Terms of the Offered Bonds -- Principal Installment Payments" in this Prospectus Supplement.)

SECURITY AND SOURCE OF PAYMENT

     Each Bond will be secured by, among other things, (a) a lien on and security interest in the Undivided Interest of the Lessor and (b) certain of the rights of the Lessor under the Lease with the Company, including the right to receive basic rent and certain other amounts payable by the Company thereunder. (See "Security and Source of Payment for the Bonds" in the accompanying Prospectus.) The Company is unconditionally obligated to make payments under the Lease in amounts that will be calculated to be at least equal to the scheduled payments of the principal of and interest on the Bonds. However, the Bonds will not be direct obligations of, or guaranteed by, the Company.

     Upon the occurrence and continuance of any Indenture Event of Default that results from a Lease Event of Default, the Lessor will control the exercise of remedies against the Company under the Lease, subject to the right of the Indenture Trustee to cause the Lessor to forbear from any proposed action that would have a material adverse effect on the Holders of the Bonds. There could be circumstances, therefore, in which amounts due on the Bonds are not paid and the Indenture Trustee would not be able to direct the Lessor's pursuit of remedies against the Company under the Lease. The Indenture Trustee would not be precluded, however, from selling the Indenture Estate (including the Undivided Interest) in a foreclosure or similar proceeding, subject to the provisions of the Operating Agreement. If such sale occurs prior to or simultaneously with the termination of the Lease, the Lessor must first be given an opportunity to purchase the Indenture Estate at the proposed sale price. In the event of a sale pursuant to a foreclosure or similar proceeding (other than a sale to the Lessor), the Indenture Trustee would have the right to terminate the Lease in connection with such sale. (See "Description of the Offered Bonds and the Indenture --Notice; Waiver; Acceleration and Remedies" in the accompanying Prospectus.)

     Under certain circumstances the Company (or the Company and an Affiliate thereof jointly) may elect, or may be required, to assume the Bonds issued under the Indenture, and all obligations of the Lessor under the Indenture. (See "Description of the Offered Bonds and the Indenture--Assumption by the Company.") Upon such an assumption, the Holders of such Bonds would retain the benefit under the Indenture of the lien on and security interest in the Undivided Interest, and the obligation to make payments on such Bonds would become a direct obligation of the Company, or the Company and such Affiliate thereof, as the case may be.

     The Holders of the Bonds will have no recourse against the general credit of any of the institutions or individuals acting as Lessor, Owner Trustee or Owner Participant. Amounts payable by the Company under the Lease are general credit obligations of the Company. Accordingly, amounts generated by the Company from operations and from any of the Company's available credit sources would be sources for such Lease payments. (See "Security and Source of Payment for the Bonds" in the accompanying Prospectus.)

     For the description of possible limitations on amounts payable as damages if the Company were to reject the Lease in the context of a bankruptcy proceeding, see "Risk Factors and Investment Considerations" in the accompanying Prospectus.

DESCRIPTION OF SEABROOK 1

     Seabrook 1 is a one-unit, nuclear-fueled electric generating plant located in Seabrook, New Hampshire, and jointly owned by eleven New England utilities, including the Company. The Seabrook Station received a full-power operating license from the NRC on March 15, 1990 and was placed in commercial operation on June 30, 1990. Seabrook 1 has a net generating capability of 1,150 MW. The unit has been refueled three times; and its lifetime capacity factor through September 30, 1995 has been 77.2%. The average of the Systematic Assessment of Licensee Performance ratings for Seabrook 1 published by the NRC for maintenance, plant operations, plant support and engineering were 2, 2, 1 and 1, respectively, for the 16 to 18 months performance assessment period ended January 7, 1995.

USE OF PROCEEDS OF THE OFFERED BONDS; THE TRANSACTION AND THE REFINANCING

     In 1990, the Company sold, for an aggregate price of $250,000,000, approximately 66.4% of its 17.5% ownership interest in Unit 1 (as defined) of the Seabrook Station to the Owner Trustee of a trust ("Lessor") established for the benefit of an equity investor ("Owner Participant"). Simultaneously, the Lessor leased to the Company the interest so purchased under a separate long-term Lease. Approximately 84.7% of the consideration paid by the Lessor for its interest in Unit 1 was provided to the Lessor from the issuance and sale of two series of Seabrook 1 secured lease obligation bonds, a 9.76% Series due January 2, 2006 and a 10.24% Series due January 2, 2020 (collectively, the "Initial Series Bonds"). The balance of such consideration was contributed to the Lessor by the Owner Participant.

     Unit 1 excludes certain transmission, pollution control and other facilities included in Seabrook 1. The Undivided Interest sold and leased back, as described below, represents approximately 11.6% of Unit 1.

     The Company has determined, in light of prevailing economic and financial circumstances, to cause a refinancing of the Initial Series Bonds issued in connection with the Transaction and currently outstanding (the "Refinancing"). As part of the Refinancing, the Owner Trustee will redeem the outstanding Initial Series Bonds with the proceeds of the Offered Bonds and certain other funds as described herein. (See "The Transaction and the Refinancing" in the accompanying Prospectus.)

                                  THE COMPANY

     UI is an operating electric public utility company, incorporated under the laws of the State of Connecticut in 1899. It is engaged principally in the production, purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut. The population of this area is approximately 711,000 or 22% of the population of the State. The service area, largely urban and suburban in character, includes the principal cities of Bridgeport (population 142,000) and New Haven (population 130,000) and their surrounding areas. Situated in the service area are retail trade and service centers, as well as large and small industries producing a wide variety of products, including helicopters and other transportation equipment, electrical equipment, chemicals and pharmaceuticals. Of the Company's 1994 electric revenues, approximately 41% was derived from residential sales, 40% from commercial sales, 17% from industrial sales and 2% from other sales.

     UI has three wholly-owned subsidiaries, two of which have been formed to participate in the ownership of power production facilities and the third of which serves as the parent corporation for UI's nonutility businesses. The Board of Directors of UI has authorized the investment of a maximum of $22 million in one or more subsidiary or affiliated corporations for such nonutility businesses.

     For further information about these and other matters affecting UI's business, see "Risk Factors and Investment Considerations" in the accompanying Prospectus and the documents referred to under "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                         SUMMARY FINANCIAL INFORMATION

     The following material, which is presented herein solely to furnish limited financial information regarding UI, is qualified in its entirety by reference to the detailed information and financial statements contained in the Incorporated Documents (as defined in the accompanying Prospectus), which are available upon request from UI. (See "Available Information" in the accompanying Prospectus.) Accordingly, the following should be read together with the Incorporated Documents.

                                                         Twelve Months
                                                      Ended September 30,
                                                             1995              Twelve Months Ended December 31,
                                                          (unaudited)            1994        1993        1992
                                                                                 ----        ----        ----
                                                                                          (Thousands)
INCOME STATEMENT DATA:
Operating Revenue................................           $680,279          $656,748      $653,023   $667,325
Operating Income.................................            125,473           127,392       114,814    108,022
Total Allowance for Funds Used
 During Construction (1).........................              2,482             3,463         4,067      3,232
Deferred Return (2)..............................                  -                 -         7,497     15,959
Total Interest Charges...........................             79,037            84,073        92,290    101,548
Net Income.......................................             46,435            46,795        40,481     56,768

                                                                                 As of September 30, 1995
                                                                                 ------------------------
                                                                                                 Percent of
                                                                               Amount           Capitalization
                                                                               ------           --------------

BALANCE SHEET DATA:                                                          (Thousands)
 Net Seabrook 1 Investment........................................            $  558,832
 Net Utility Plant................................................            $1,342,112
 Capitalization:
  Long-Term Debt (including current maturities)...................            $  935,426             65.0%
  Preferred Stock.................................................                10,539              0.7%
  Minority interest in preferred securities.......................                50,000              3.5%
  Common Stock Equity.............................................               443,191             30.8%
                                                                              ----------          --------
  Total Capitalization............................................            $1,439,156            100.0%
                                                                              ==========          ========

(1) Allowance for Funds Used During Construction ("AFUDC") is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to plant under construction. For balance sheet purposes, AFUDC is capitalized to UI's plant account and depreciated and recovered over the life of the asset.
(2) Deferred Return is a non-cash credit to income that represents the approximate cost of debt and equity capital devoted to the portion of Seabrook 1 that had previously been excluded from rate base in accordance with the phase-in to rate base of UI's investment in Seabrook Unit 1. For balance sheet purposes, Deferred Return is capitalized as a deferred debit and amortized and recovered over a five-year period beginning in 1995.

                                USE OF PROCEEDS

     The proceeds of the sale of the Offered Bonds will be used, together with amounts made available to the Lessor by the Company as basic and supplemental rent or by the Owner Participant as an additional investment, to enable the Lessor to redeem the outstanding Initial Series Bonds and to pay certain costs and expenses incurred in connection with the Refinancing.

                      RATIOS OF EARNINGS TO FIXED CHARGES

UI's Ratio of Earnings to Fixed Charges for each of the periods indicated was as follows:

                                           Twelve Months
                                         Ended September 30,
                                                1995             Twelve Months Ended December 31,
                                                                 --------------------------------
                                             (Unaudited)           1994  1993  1992  1991  1990
                                             -----------           ----  ----  ----  ----  ----
Ratio of Earnings to Fixed Charges (A)           2.16              1.99  1.69  1.85  1.83  1.69

_________________

(A) "Earnings," as defined by Commission Regulation S-K, represent the aggregate of (1) net income, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. "Fixed Charges," as defined by Commission Regulation S-K, represent interest (whether expended or capitalized), related amortization and interest applicable to rentals charged to operating expenses.

                      CERTAIN TERMS OF THE OFFERED BONDS

     The following description of certain terms of the Offered Bonds offered hereby supplements, and should be read together with, the statements under "Description of the Offered Bonds and the Indenture" in the accompanying Prospectus. Capitalized terms used in this Prospectus Supplement have the same meanings as in the accompanying Prospectus.

GENERAL

     The Bonds will be issued in two separate series: $____ principal amount of Seabrook 1 Secured Lease Obligation Bonds, ___% Series due ____ (herein sometimes called the "20___ Offered Bonds") and $____ principal amount of Seabrook 1 Secured Lease Obligation Bonds, ___% Series due ____ (herein sometimes called the "20___ Offered Bonds"). The 20___ Offered Bonds and the 20___ Offered Bonds are herein sometimes referred to, collectively, as the "Offered Bonds".

     The 20___ Offered Bonds will mature , 20___ and the 20___ Offered Bonds will mature , 20___. The Offered Bonds of each series will bear interest on the unpaid principal amount thereof from their date of issuance at the rate per annum shown in its title, payable on __________ and __________ of each year, commencing _________________ __, 1996, to the registered owners thereof at the close of business on __________ or __________, as the case may be, next preceding such interest payment date. (Indenture, Section 2.11; Supplemental Indenture; and form of Offered Bond)

     The Offered Bonds will be issued originally solely in book-entry form to The Depository Trust Company ("DTC") or its nominee, Cede & Co., to be held in DTC's book-entry only system. So long as the Offered Bonds are held in the book-entry only system, DTC (or a successor securities depositary) or its nominee will be registered owner or holder of the Offered Bonds for all purposes of the Indenture and the Offered Bonds. (See "Book Entry Only System" below.) Except as described under "Book Entry Only System" below, Beneficial Owners (as defined below) of the Offered Bonds will not have the right to have any Offered Bonds registered in their names and will not receive or have the right to receive physical delivery of certificates representing their ownership interests in the Offered Bonds. For so long as any purchaser is the Beneficial Owner of an Offered Bond, such purchaser must maintain an account with a broker or dealer who is, or acts through, a DTC Participant (as defined below) to receive payment of the principal of or premium or interest of such bond. The laws of some states may require that certain purchasers of securities take physical delivery of such securities. Such limits and laws may impair the ability to transfer beneficial interests in Offered Bonds.

     So long as the Offered Bonds are held in the book-entry only system, the principal of or premium and interest on the Offered Bonds will be paid through the facilities of DTC (or a successor securities depository). If the book-entry only system is discontinued, the principal of and premium, if any, and the interest payable at maturity on the Offered Bonds will be payable at the corporate trust office of any paying agent designated by the Owner Trustee from time to time; and interest and Installment Payment Amounts (as defined below), other than such amounts payable at maturity, will be paid by check drawn upon the paying agent and mailed to the address of the person entitled thereto, as shown in the bond register.

     Since the principal of each Offered Bond will be subject to payment from time to time without surrender of, or notation on, such Offered Bond, the unpaid principal amount of each Offered Bond as reflected in the bond register maintained by the Indenture Trustee shall be controlling and binding with respect to the actual unpaid principal amount of an Offered Bond as of any date. In any case where any redemption date, any Installment Payment Date or the stated maturity of principal of or any installment of interest on any Offered Bond, or any date on which any defaulted interest or principal is proposed to be paid, is not a business day, then (notwithstanding any other provision of the Indenture or such Offered Bond) payment of interest and/or principal and premium, if any, shall be due and payable on the next succeeding business day with the same force and effect as if made on or at such nominal redemption date, the stated maturity, Installment Payment Date or date on which the defaulted interest or principal is proposed to be paid, and no interest will accrue on the amount so payable for the period from and after such redemption date, stated maturity, Installment Payment Date or date for the payment of defaulted interest or principal, as the case may be. (Indenture, Sections 1.13, 2.11 and 4.04; Supplemental Indenture; and form of Offered Bond)

PRINCIPAL INSTALLMENT PAYMENTS

     On each Installment Payment Date (set forth below), the Owner Trustee will pay an installment of principal of each Offered Bond of each series (subject to adjustment as described below) in an amount (an "Installment Payment Amount") equal to the Installment Payment Percentage (set forth below) for the Bonds of such series for such Installment Payment Date multiplied by the original principal amount of such Bond.

                                               INSTALLMENT PAYMENT PERCENTAGE
                                               ------------------------------

        INSTALLMENT PAYMENT DATE     20   OFFERED BONDS     20   OFFERED BONDS
        ------------------------     ------------------     ------------------



     Upon the occurrence of certain changes in Federal income tax rates or laws, the Company or the Owner Participant may cause the respective principal amounts of 20___ Offered Bonds and 20___ Offered Bonds to be paid in installments of principal to be adjusted in connection with a recalculation of basic rent under the Lease, provided that such adjustments shall not increase or decrease the average life of such Offered Bonds of either such series (calculated in accordance with generally accepted financial practice) by more than six months or extend the final payment of principal of such Offered Bonds. In addition, in the event that, by June 30, 2001, or such later date as shall have been agreed to by the Lessee and the Owner Participant, the NRC Facility Operating License for Seabrook 1 is not extended to May 25, 2029, or later as contemplated by the Participation Agreement, the Owner Trustee shall cause the respective principal amount of 20___ Offered Bonds and 20___ Offered Bonds to be paid in installments of principal to be adjusted in connection with a recalculation of basic rent under the Lease, provided that such adjustments shall not cause the average life of such Offered Bonds of any series (calculated as aforesaid) to be decreased by more than twenty-four months or extend the final payment of principal of such Offered Bonds and such adjustments shall cause the final payment or redemption of the Offered Bonds of such series to be scheduled to occur no later than the last day of the basic term of the Lease. The Indenture Trustee shall send by mail to each Holder of affected Offered Bonds, at least 30 days before the first Installment Payment Date with respect to which an adjustment is to be made, a revised installment payment schedule applicable to such Offered Bonds. (Supplemental Indenture)

     In the event that there shall have been any partial redemption of the Offered Bonds of either series (other than pursuant to principal installment payments), each Installment Payment Amount for each Offered Bond of a series subsequent to such redemption shall be reduced by an amount equal to the amount obtained by multiplying such Installment Payment

Amount as in effect prior to such redemption by a fraction of which the numerator shall be the aggregate principal amount of Offered Bonds of such series redeemed pursuant to such partial redemption, and the denominator shall be the aggregate unpaid principal amount of Offered Bonds of such series outstanding immediately prior to such redemption. (Supplemental Indenture)

     The funds to be utilized for installment payment of principal will be provided by basic rent payments made by the Lessee.

REDEMPTION

     Optional Redemption

     The Offered Bonds of each series will be subject to redemption, at the option of the Owner Trustee, in whole at any time or in part from time to time, at the redemption prices of 100% of the unpaid principal amount of the Offered Bonds of each series to be so redeemed, plus accrued interest, if any, to the redemption date, plus, if such redemption is made prior to the Premium Termination Date, the Make-Whole Premium, if any. The "Premium Termination Date" is __________ for the 20___ Offered Bonds and __________ for the 20___ Offered Bonds.

     The Make-Whole Premium, if any, on the Offered Bonds will be determined by an independent investment banking institution of national standing (the "Investment Banker") selected by UI. The Investment Banker will first determine the Treasury Rate with respect to any redemption of Offered Bonds. The Treasury Rate means, with respect to each Offered Bond to be redeemed, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity of United States Treasury securities maturing on the Average Life Date (as defined below) of such Offered Bond, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Offered Bond and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Offered Bond, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity for United

States Treasury securities maturing on the Average Life Date of such Offered Bond is reported in the most recent H.15(519), as published in H.15(519)). "H.15(519)" means "Statistical Release H.15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System. The "most recent H.15(519)" means the latest H.15(519) which is published prior to the close of business on the third business day prior to the applicable redemption date. The Average Life Date for any Offered Bond to be redeemed shall be the date which follows the redemption date by a period equal to the Remaining Weighted Average Life of such Offered Bond. The Remaining Weighted Average Life of such Offered Bond with respect to the redemption of such Offered Bond is the number of days equal to the quotient obtained by dividing (A) the sum of the products obtained by multiplying (1) the amount of each remaining principal payment on such Offered Bond by (2) the number of days from and including the redemption date, to but excluding the scheduled payment date of such principal payment by (B) the unpaid principal amount of such Offered Bond.

     To determine the Make-Whole Premium for any Offered Bond, the Investment Banker then will determine, as of the third business day prior to the redemption date, the sum of the present values of all of the remaining scheduled payments of principal and interest from the redemption date to maturity on such Offered Bond computed on a semiannual basis by discounting such payments (assuming a 360-day year consisting of twelve 30-day months) using such Treasury Rate. If the sum of these present values of the remaining payments as computed above exceeds the aggregate unpaid principal amount of the Offered Bond to be redeemed plus any accrued but unpaid interest thereon, the difference will be payable as a premium upon redemption of such Offered Bonds. If the sum is equal to or less than such principal amount plus accrued interest, there will be no premium payable with respect to such Offered Bond. (Indenture, Article Five; Supplemental Indenture; and form of Bond)

     Redemption upon Lease Termination

     If the Company has exercised its option to terminate the Lease as described in "Description of the Lease -- Termination for Obsolescence" in the accompanying Prospectus, then the Owner Trustee will redeem on the date of such termination, all Bonds then outstanding under the Indenture at a redemption price equal to the unpaid principal amount thereof plus accrued interest, if any, to the date fixed for redemption. (Indenture, Section 5.02)

     If the Company has exercised its option to terminate the Lease as described in "Description of the Lease -- Purchase Option for Significant Expenditures" or "-- Periodic Purchase Option" in the accompanying Prospectus, then the Owner Trustee will redeem, on the date of such termination, all Bonds then outstanding under the Indenture that have not been assumed (at the election of the Company) as described in "Description of the Offered Bonds and the Indenture --Assumption by the Company" in the accompanying Prospectus, at a redemption price equal to the unpaid principal amount thereof plus accrued interest, if any, to the date fixed for redemption. (Indenture, Section 5.02)

     The funds to be utilized in any such redemption would be provided from the funds described in the above-referenced portions of "Description of the Lease" in the accompanying Prospectus. Such funds would be in an amount sufficient to enable the Indenture Trustee to pay the unpaid principal of and accrued interest on the Bonds which have not been assumed by the Company.

     Procedure for and Notice of Redemption

     If less than all of the Offered Bonds of any series are called for redemption, the particular Offered Bonds or portions thereof to be redeemed will be selected by the Indenture Trustee, by prorating, as nearly as practicable, the principal amount of such Offered Bonds to be redeemed among the Holders of such Offered Bonds. Any Bonds and portions of Bonds selected for redemption that are deemed to be paid in accordance with the provisions of the Indenture (as described under "Defeasance" in the accompanying Prospectus) will cease to bear interest on the specified redemption date. Notice of redemption will be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Bonds to be redeemed (which, if the Offered Bonds are held in the book-entry only system, will be DTC or a successor depository).

     With respect to notice of redemption of Bonds, such notice will state that such redemption will be conditional upon the receipt by the Indenture Trustee, at or prior to the date fixed for such redemption, of money sufficient to pay the unpaid principal of and premium, if any, and interest on such Bonds. If such money is not so received, such notice will be of no force and effect, the Owner Trustee will not be required to redeem such Bonds and the Indenture Trustee will give notice, in the manner in which the notice of redemption was given, that such money was not received and such redemption is not required to be made. (Indenture, Section 1.06, Article Five; Supplemental Indenture)

     Book-Entry Only System

     DTC will act as securities depository for the Offered Bonds. The Offered Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Offered Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Offered Bonds on DTC's records. The ownership interest of each actual purchaser of each Offered Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Offered Bonds are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Offered Bonds except in the event that use of the book-entry system for the Offered Bonds is discontinued.

     To facilitate subsequent transfers, all Offered Bonds deposited by Participants with DTC are registered in the name of DTC's partnership nominee Cede & Co. The deposit of Offered Bonds with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Offered Bonds. DTC's records reflect only the identity of the Direct Participant to whose accounts such Offered Bonds are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent by the Indenture Trustee to Cede & Co.

     Neither DTC nor Cede & Co. will consent or vote with respect to Offered Bonds. Under its usual procedures, DTC will mail an Omnibus Proxy to the Indenture Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Offered Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Offered Bonds will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date.
Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Owner Trustee or the Indenture Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Payment of principal and interest to DTC is the responsibility of the Owner Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed, the Owner Trustee will issue to Beneficial Owners individual certificated Offered Bonds representing their ownership interests in Offered Bonds. In addition, the Company may at any time determine not to have any particular series of Offered Bonds held in the book-entry only system and, in such event, the Owner Trustee will issue to Beneficial Owners individual certificated Offered Bonds representing their ownership interests in such Offered Bonds. In any such instance, a Beneficial Owner will be entitled to have such certificated Offered Bonds registered in its name. Individual certificated Offered Bonds so issued will be issued as registered Offered Bonds in denominations of $1,000 or any integral multiple thereof.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, including DTC, but the Company takes no responsibility for the accuracy thereof.

     NONE OF THE COMPANY, THE INDENTURE TRUSTEE, THE OWNER TRUSTEE, THE UNDERWRITERS OR ANY AGENT FOR PAYMENT ON OR REGISTRATION OF TRANSFER OR EXCHANGE OF THE OFFERED BONDS WILL HAVE ANY RESPONSIBILITY OR LIABILITY FOR ANY ASPECT OF THE RECORDS RELATING TO OR PAYMENTS MADE ON ACCOUNT OF INTERESTS OF BENEFICIAL OWNERS OF ANY OFFERED BOND OR FOR MAINTAINING, SUPERVISING OR REVIEWING ANY RECORDS RELATING TO SUCH INTERESTS.

                                 UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Owner Trustee, the Company and the Underwriters, the Underwriters named below have severally agreed to purchase from the Owner Trustee, and the Owner Trustee has agreed to sell to the Underwriters, severally, the respective principal amounts of the Offered Bonds set forth below.


                                              PRINCIPAL           PRINCIPAL
                                              AMOUNT OF           AMOUNT OF
     NAME                                20___ OFFERED BONDS 20___ OFFERED BONDS
     ---------------------------------------------------------------------------
Morgan Stanley & Co. Incorporated...........  $                  $
Citicorp Securities, Inc....................
                                               -----------        -----------

     Total..................................  $                  $
                                               ===========        ===========

     The Underwriting Agreement provides that the several obligations of the Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Offered Bonds if any are purchased; provided that the Underwriting Agreement provides that under certain circumstances involving a default of Underwriters, less than all of the Offered Bonds may be purchased.

     The Company has been advised by the several Underwriters that the Underwriters propose to offer the 20___ Offered Bonds and the 20___ Offered Bonds directly to the public at the public offering prices set forth on the cover page of this Prospectus Supplement and to certain dealers at such prices less a concession of ___% of the principal amount of the 20___ Offered Bonds and ___% of the principal amount of the 20___ Offered Bonds. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of ___% of the principal amount of the 20___ Offered Bonds and ___% of the principal amount of the 20___ Offered Bonds to certain other dealers. After the initial public offering, the offering prices and other selling terms may be changed.

     The Underwriting Agreement provides that, subject to certain conditions, the Company will indemnify each Underwriter and its controlling persons against certain liabilities, including certain liabilities under the Securities Act, and will contribute to payment the Underwriters may be required to make in respect thereof.

     The Company does not intend to apply for listing of the Offered Bonds on a national securities exchange but has been advised by the Underwriters that the Underwriters presently intend to make a market in the Offered Bonds, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Offered Bonds, and such market making may be discontinued at any time at the sole discretion of each Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Offered Bonds.

PROSPECTUS (Subject to Completion, Issued _________, 199 )
                                   $

                   SEABROOK 1 SECURED LEASE OBLIGATION BONDS

                            _______________________

The Offered Bonds will be issued from time to time, in one or more series, at prices and on terms to be determined by market conditions at the time of sale. This Prospectus will be supplemented by a prospectus supplement (the "Prospectus Supplement") which will set forth, as applicable, the designation, the aggregate principal amount, rate and time of payment of interest, maturity, purchase price, initial public offering price, if any, any redemption or installment payment provisions and other specific terms of each series of the Offered Bonds in respect of which this Prospectus is being delivered. The Offered Bonds will be issued by the Owner Trustee as Lessor and will be nonrecourse to the general credit of the Lessor or the Owner Participant but secured, as described herein, by a lien on and security interest in the undivided ownership interest of the Lessor in Unit No. 1 of the Seabrook Station in Seabrook, New Hampshire, and an assignment of basic rental payments and certain other amounts payable, under the Lease of the undivided ownership interest, by

                        THE UNITED ILLUMINATING COMPANY

     The Offered Bonds will be issued for the purpose of the refinancing described herein. The United Illuminating Company ("UI" or the "Company"), as Lessee under the Lease, will be unconditionally obligated to make rental payments in amounts that will be calculated to be at least equal to the scheduled payments of principal of and interest on the Offered Bonds, although the Offered Bonds will not be direct obligations of, or guaranteed by, the Company. The Holders of the Bonds will have no recourse against the general credit of any of the institutions or individuals acting as Lessor, Owner Trustee or Owner Participant. (See "Security and Source of Payment for the Bonds," "Description of the Offered Bonds and the Indenture" and "Description of the Lease.")

     SEE "RISK FACTORS AND INVESTMENT CONSIDERATIONS," ON PAGE ___.

                            ______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                    EXCHANGE
    COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                                    EXCHANGE
   COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                                ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ______________________

     The Offered Bonds will be sold through an underwriting syndicate including Morgan Stanley & Co. Incorporated and Citicorp Securities, Inc., as set forth in the Prospectus Supplement. The net proceeds from the sale of the Offered Bonds, and any applicable commissions or discounts, are set forth in the Prospectus Supplement.

     This Prospectus may not be used to consummate sales of the Offered Securities unless accompanied by the Prospectus Supplement.

                            _______________________

MORGAN STANLEY & CO.                                   CITICORP SECURITIES, INC.
       INCORPORATED

             , 199

     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and any related Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. Neither the delivery of this Prospectus and any related Prospectus Supplement nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or thereof. This Prospectus and any related Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning directors and officers, their remuneration, and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part.

Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to such Registration Statement, including the documents filed as exhibits thereto (the "Registration Statement").


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are hereby incorporated in this Prospectus by reference the following documents and information heretofore filed with the Commission, to which reference is hereby made:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13 of the Exchange Act.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, filed pursuant to Section 13 of the Exchange Act.

     3. The Company's current Report on Form 8-K filed on December 15, 1995 pursuant to Section 13 of the Exchange Act.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. The documents incorporated or deemed to be incorporated herein by reference are sometimes referred to herein as the "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein, in any Prospectus Supplement or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus and any accompanying Prospectus Supplement does not purport to be comprehensive and is based upon information contained in the Incorporated Documents; accordingly, such information contained herein should be read together with the information contained in the Incorporated Documents.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON REQUEST TO THE COMPANY AS PROVIDED BELOW, A COPY OF ANY OF THE INCORPORATED DOCUMENTS (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH INCORPORATED DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MR. CHARLES J. PEPE, ASSISTANT TREASURER AND ASSISTANT SECRETARY, THE UNITED ILLUMINATING COMPANY, P.O. BOX 1564, 157 CHURCH STREET, NEW HAVEN, CONNECTICUT 06506-0901, TELEPHONE NUMBER
(203) 499-2311.

                  RISK FACTORS AND INVESTMENT CONSIDERATIONS

     Prospective investors should consider carefully the considerations set forth below as well as the other information included in this Prospectus and the Prospectus Supplement before deciding to invest in the securities offered hereby.

RISKS OF OWNERSHIP OF NUCLEAR GENERATING FACILITIES

     Seabrook 1 is a one-unit, nuclear-fueled electric generating plant located in Seabrook, New Hampshire. It has a net generating capacity of 1,150 MW. The owners and their respective ownership shares are as follows:

          North Atlantic Energy Corporation.....................    36.0%
          The United Illuminating Company.......................    17.5%*
          Great Bay Power Corporation...........................    12.1%
          Massachusetts Municipal Wholesale Electric Company....    11.6%
          New England Power Company.............................     9.9%
          The Connecticut Light and Power Company...............     4.1%
          Canal Electric Company................................     3.5%
          Montaup Electric Company..............................     2.9%
          New Hampshire Electric Cooperative, Inc...............     2.2%
          Taunton Municipal Lighting Plan.......................      .1%
          Hudson Light and Power Department.....................      .1%

______________________

* Approximately 66.4% of UI's 17.5% ownership interest has been sold to the Owner Trustee and is leased back to UI pursuant to the Lease.


UI also holds a 3.685% ownership interest in Millstone Unit 3, a 1,136.73 MW nuclear electric generating unit in Waterford, Connecticut (Millstone 3). UI also owns 9.5% of the common stock of Connecticut Yankee Atomic Power Company and is entitled to 9.5% of the generating capability of its 560.10 MW nuclear generating unit in Haddam, Connecticut (Connecticut Yankee).

     UI is subject to the risks attendant upon the ownership of its share of Seabrook Unit 1, Millstone 3 and Connecticut Yankee. In addition to operational risks, these risks include the storage, handling and disposal of high-level and low-level radioactive materials, limitations on the amounts and types of insurance commercially available in respect of losses that might arise in connection with nuclear operations, and uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives. The NRC has broad authority under Federal law to impose licensing and safety-related requirements upon owners of nuclear generating facilities and, in the event of non-compliance, has the authority to impose fines or shut down a unit or both, depending upon its assessment of the severity of the situation, until compliance is achieved. Safety requirements promulgated by the NRC have, in the past, necessitated substantial capital expenditures at nuclear plants and additional such expenditure could be required in the future. In addition, although the Company has no reason to anticipate a serious nuclear accident at Seabrook 1, Millstone 3, or Connecticut Yankee, if such an incident did occur, it could have a material but presently undeterminable adverse effect on the financial position of the Company.

CERTAIN RISKS ATTENDANT UPON BANKRUPTCY PROCEEDINGS OF UI

     If the Company were to enter into bankruptcy or reorganization proceedings, the Company or its bankruptcy trustee could reject the Lease. In such event, there could be no assurance that the amount of any claim for damages under the Lease would be allowed in amounts sufficient to provide for the repayment of the Bonds. Under Section 502(b)(6) of the United States Bankruptcy Code, as amended, a claim by a lessor for damages resulting from the rejection of a lease of real property in connection with bankruptcy proceedings affecting the lessee may be limited to an amount equal to the rent reserved under the lease, without acceleration, for the greater of 1 year or 15 percent (but not more than 3 years) of the remaining term of the lease, plus rent already due but unpaid. It is highly likely that a bankruptcy court would find the property covered by the Lease to be real property, in whole or in part. If such property were held to constitute personal property, the above limitation would not apply. In any case, rejection of the Lease by the Company or its bankruptcy trustee would not deprive the Indenture Trustee of its lien on and security interest in the Undivided Interest. Rejection of the Lease would deprive the Company of the benefit of the

Undivided Interest and any revenues that could be derived from the sale of the output thereof.

     In a bankruptcy proceeding which is already pending with respect to another utility, the utility has sought to reject leases of interest in a nuclear generating unit and to have the restrictions imposed by Section 502(b)(6) of the Bankruptcy Code applied. In addition, in such proceeding, the utility also requested the bankruptcy court to declare that the proceeds drawn under letters of credit provided for the benefit of the equity investors in the lessors under such leases be credited against the damages that such utility would be liable for as a result of its rejection of such leases. Such bankruptcy proceeding is being conducted in a jurisdiction outside the jurisdiction in which the Company operates or is domiciled. The utility has proposed a plan of reorganization that if consummated, would result in the utility's request to reject the leases being rendered moot. To date, no final decision has been rendered with respect to the claims of such utility with respect to Section 502(b)(6) of the Bankruptcy Code, and the Company cannot predict at this time the eventual outcome.

             FLOW OF FUNDS FOR DEBT SERVICE PAYMENTS ON THE BONDS


     This Section consists of a flowchart diagramming the flow of funds for debt service payments on the Bonds. It looks as follows:

     The topmost box labeled "The United Illuminating Company (Lessee)". A line goes from the bottom of this box down to another box labeled "Indenture Trustee". The line has the description next to it: "Rental Payments Due Under the Lease".

     From the Identure Trustee box is a line extending to the right that has the description: "Rental Payments In Excess of Debt Service". This line leads to a box labeled "Owner Trustee (Lessor)". From this Owner Trustee (Lessor) box line that has the description "Rental Payments in Excess of Debt Service" extends downwards to another box labeled "Owner Participant".

     From the Indenture Trustee box there is another line extending downwards that has the description "Debt Service for the Bond" and this line leads to another box labeled "Bondholders".


                                USE OF PROCEEDS

     Unless the accompanying Prospectus Supplement provides otherwise, the proceeds of the sale of the Offered Bonds will be used, together with amounts made available to the Lessor by the Company as basic and supplemental rent or by the Owner Participant as an additional investment, to enable the Lessor to redeem the outstanding Initial Series Bonds and to pay certain costs and expenses incurred in connection with such refinancing.

                      THE TRANSACTION AND THE REFINANCING

     On August 9, 1990, the Company sold and leased back, on a long-term net lease basis, an undivided portion representing approximately 66.4% of its 17.5% ownership interest in Unit 1 (the "Undivided Interest"). The Undivided Interest, which represents approximately an 11.6% interest in Unit 1, was sold to Meridian Trust Company, as Owner Trustee under a trust agreement with an institutional investor as Owner Participant, and as Lessor under a lease (the "Lease") with the Company. Unit 1 excludes certain transmission, pollution control and other facilities included in Seabrook 1. At the end of the term of the Lease and assuming the Company does not exercise any of its purchase options under the Lease, the Lessor, as owner of the Undivided Interest in Unit 1, will be entitled to approximately 11.6% of the capacity and energy produced by Seabrook 1; prior to such time such capacity and energy remain available to the Company. After the term of the Lease, any person (including the Lessor) other than the Company that has possession of the Undivided Interest would be required to compensate the Company for the use of certain of such excluded facilities.

     The purchase price of the Undivided Interest was $250,000,000. Of such purchase price, $38,172,000 was provided by the Owner Participant and $211,828,000 was provided from the proceeds of the sale of the Initial Series Bonds. In addition, the Lessor paid, with funds provided by the Owner Participant, certain fees and expenses incurred in connection with the Transaction.

     Under Statement of Financial Accounting Standards ("SFAS") No. 98, the Transaction has been accounted for by the Company as a financing and not as a sale. The Lease obligation was recorded as long-term debt and there were no changes to utility plant. Certain transaction expenses were included as financing costs in the Lease payments, while direct expenses of the Company in connection with the Transaction were booked as unamortized debt expenses, and will be amortized over the term of the Lease. On an ongoing basis, the monthly accrual for the semi-annual Lease payments have been divided between interest and principal components of the Lease obligation.

     If the Company exercises its repurchase options either during or at the end of the lease term, the price paid in excess of the remaining rental payments owed under the Lease attributable to principal, but no greater than 25% of the original principal ($62.5 million), will be included as a cost of financing. This cost would be amortized over the remaining life of the Seabrook plant. Any repurchase price in excess of the sum total of the remaining rental payments owed under the lease attributable to principal plus $62.5 million would be written-off for accounting purposes.

     The Company has determined, in light of prevailing economic and financial circumstances, to cause a refinancing of the Initial Series Bonds. As part of the refinancing, the outstanding Seabrook 1 Secured Lease Obligation Bonds, 9.76% Series due January 2, 2006 (the "2006 Initial Series Bonds") and the Seabrook 1 Secured Lease Obligation Bonds, 10.24% Series due January 2, 2020 (the "2020 Initial Series Bonds") are to be redeemed at the principal amount thereof, together with the applicable premium and interest accrued thereon to the redemption date. As of October 1, 1995, there were $74,336,000 aggregate principal amount of 2006 Initial Series Bonds outstanding and $129,055,000 aggregate principal amount of 2020 Initial Series Bonds outstanding.

     The Lessor will obtain the funds required to redeem the Initial Series Bonds and to pay related expenses from the proceeds of the Offered Bonds and from basic and supplemental rent payments made by the Company under the Lease or from the Owner Participant as an additional investment.


                 SECURITY AND SOURCE OF PAYMENT FOR THE BONDS

     The Bonds, which will be without recourse to the general credit of the Lessor, the Owner Trustee or the Owner Participant and will not be direct obligations of, or guaranteed by, the Company, will be payable from and secured by, among other things, a lien on and security interest in the Undivided Interest, and, subject to certain exceptions, the rights of the Owner Trustee as Lessor under the Lease, including the right to receive all basic rentals and certain other payments to be made by the Company (subject in each case to certain permitted liens). "Owner Trustee" means Meridian Trust Company, acting not in its individual capacity but solely as owner trustee under the trust agreement with the Owner Participant in connection with the Transaction. "Owner Participant" means the corporation that, in connection with the Transaction, has acquired a beneficial interest in the owner trust that is the owner and Lessor of the Undivided Interest. (See "Glossary" for other capitalized terms that are not otherwise defined.) Excluded from the Indenture Estate are any and all Excepted Payments and certain other rights.
The Lease provides that basic rent payments to be made by the Company will be calculated in such amounts as will be sufficient to provide for the payment, when due, of scheduled payments of principal of and interest on all of the Bonds. (See "Description of the Lease -- Term and Rentals.") Amounts payable by the Company under the Lease are general credit obligations of the Company. The Lease is a net lease, and the Company is unconditionally obligated to make all payments thereunder. (See "Description of the Lease -- Net Lease.") If a Lease Event of Default shall have occurred and be continuing under the Lease, remedies under the Lease may be exercised by the Lessor as described in "Description of the Lease -- Remedies."

     If an Indenture Event of Default shall have occurred and be continuing, remedies under the Indenture may be exercised as described under "Description of the Offered Bonds and the Indenture -- Notice; Waiver; Acceleration and Remedies." If an Indenture Event of Default shall have occurred and be continuing at a time when there shall not have occurred and be continuing a Lease Event of Default, the exercise of such remedies may not disturb the Company's use and possession of the Undivided Interest or require prepayment of rent under the Lease.

     In certain instances, the Company (or the Company and an Affiliate thereof jointly) may elect or may be required to assume the obligations of the Owner Trustee under the Indenture and on the Bonds. (See "Description of the Offered Bonds and the Indenture -- Assumption by the Company.") Upon such an assumption, the Owner Trustee would be released from its obligations under the Indenture and on the Bonds. In such case the Holders of such Bonds would retain the benefit under the Indenture of the lien on and security interest in the Undivided Interest, and the obligation to make payments on such Bonds would become a direct obligation of the Company, or the Company and an Affiliate thereof, as the case may be.

     Subject to certain conditions, additional Bonds may be issued under the Indenture (a) for the purpose of redeeming all or any part of any series of Bonds previously issued under the Indenture, including the Offered Bonds, and of providing funds for the payment of certain expenses incurred in connection with the issuance of such additional Bonds and
(b) to provide funds for all or a portion of certain alterations, modifications, additions or capital improvements to Unit 1, subject to certain limitations.
All additional Bonds issued under the Indenture will be secured equally and ratably with the Offered Bonds.

     If the Owner Participant or the Lessor becomes subject to bankruptcy or reorganization proceedings and, by reason of such proceedings, the Owner Participant or the Lessor is held to have recourse liability to the Holder of any Bond or the Indenture Trustee, and such Holder or the Indenture Trustee actually received payment on account of such recourse liability, such Holder or the Indenture Trustee, as the case may be, will be required to promptly refund to the Owner Participant or the Lessor, as appropriate, any amount of such payment that exceeds the amount that would have been received on or prior to the date of such payment by such Holder or the Indenture Trustee if the Owner Participant or the Lessor had not become subject to such recourse liability.

     For further information with respect to the source of payment for the Bonds and with respect to the Indenture, see "Description of the Offered Bonds and the Indenture."

              DESCRIPTION OF THE OFFERED BONDS AND THE INDENTURE

     The statements made under this caption are intended to summarize the Offered Bonds; they do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. A Prospectus Supplement will describe the following terms of, or applicable to, the series of Offered Bonds to be issued: (1) the designation of each series of the Offered Bonds; (2) the aggregate principal amount of each series; (3) the date on which each series will mature; (4) the rate at which each series will bear interest and the date from which such interest accrues;
(5) the dates on which interest will be payable; and (6) the prices, terms and conditions upon which each series may be redeemed by the Owner Trustee prior to maturity or upon which installment payments of principal will become due and payable.

GENERAL

     The Offered Bonds will be issued under an Indenture of Mortgage and Deed of Trust, dated as of August 1, 1990 (the "Indenture"), among the Owner Trustee, the Company and the Indenture Trustee, as supplemented by a Supplemental Indenture. The Bank of New York will serve as Indenture Trustee under the Indenture and will also initially act as registrar and paying agent for the Offered Bonds.

     The Offered Bonds may be surrendered for registration of transfer or exchange for Offered Bonds of the same series and maturity at the corporate trust office of the registrar. The registrar will not be required to register the transfer or exchange of any Offered Bonds called for redemption or during a period of 15 days preceding a mailing of notice of redemption. No service charge will be required of any Holder participating in any transfer or exchange of Offered Bonds with respect to such transfer or exchange, but, with certain exceptions, payment may be required of any tax or other governmental charges that may be imposed in connection therewith. (Indenture, Section 2.09)

ABSENCE OF PROTECTION FROM HIGHLY LEVERAGED TRANSACTIONS

     The Indenture does not contain any covenants intended to protect Holders in the event of a highly leveraged transaction involving the Company. If certain ratings on the Company's senior debt securities are not maintained above specified levels, and certain other tests are not met, a Deemed Loss Event may result. See "Description of the Offered Bonds and Indenture -- Assumption by the Company." Also, a merger or consolidation involving the Company may be prohibited if, as a result, certain ratings on the Company's senior debt securities are not maintained. See "Other Agreements - Participation Agreement" and the discussion of Deemed Loss Events in "Description of the Offered Bonds and the Indenture -- Assumption by the Company." Although such provisions are intended for the benefit of the Owner Participant, they may have the indirect effect of affording protection to the Holders so long as they are in full force and effect.

INDENTURE EVENTS OF DEFAULT

     The following will be Indenture Events of Default:

     (a) any Lease Event of Default described in the following clauses of the first paragraph in "Description of the Lease -- Lease Events of Default": (i) clause (a)(x), except a failure of the Company to pay any amount that constitutes an Excepted Payment or except in the case of a default in the payment of Casualty Value, Special Casualty Value, or the payment of the equity portion of Casualty Value or Special Casualty Value, where the Owner Trustee has not rescinded or terminated the Lease or (ii) clause (e);

     (b) the rescission or termination of, or the taking of action by the Owner Trustee or the Owner Participant the effect of which would be to rescind or terminate the Lease;

     (c) the exercise by the Owner Trustee or the Owner Participant of certain remedies under the Lease, as a result of which the Company would be obligated to pay liquidated damages, prior to the occurrence of any of the events set forth in clause (b) above;

     (d) any assignment, sublease or transfer by the Company of the Lease and the other transaction documents in violation of the terms of the Lease;

     (e) breach by the Company of the provisions of the Participation Agreement relating to the maintenance of its corporate existence and relating to a merger by the Company into or consolidation of the Company with another entity or the sale or transfer of all or substantially all of the Company's assets by the Company (see "Other Agreements --Participation Agreement");

     (f) failure by the Owner Trustee to make any payment in respect of the principal of or premium, if any, or interest on the Bonds within five business days after the same shall have become due (other than by virtue of any failure by the Company to make any payment of rent therefor);

     (g)(x) failure by the Owner Trustee to perform or observe any covenant or agreement in the Indenture to be performed or observed by it (other than any failure by the Owner Trustee to pay or cause to be paid any payment of the principal of or premium, if any, or interest on the Bonds when due), or (y) failure by the Owner Participant to observe its covenant in the Participation Agreement not to create certain liens on the Indenture Estate or the trust estate and, in either case, the continuation of such failure for a period of 30 days after notice thereof has been given to the Owner Trustee, the Owner Participant and the Company by the Indenture Trustee or to the Indenture Trustee, the Company, the Owner Trustee and the Owner Participant by the Holders of at least 25% in aggregate principal amount of the outstanding Bonds of all series, considered as one class; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period that is greater than one year after such notice has been given) shall not constitute an Indenture Event of Default if (i) such failure can be remedied but cannot be remedied within such 30 days, (ii) the Owner Trustee or the Owner Participant, as the case may be, is diligently pursuing a remedy of such failure and (iii) such failure does not impair in any material respect the mortgage and security interest created by the Indenture;

     (h) any representation or warranty made by the Owner Trustee in the Participation Agreement, or any representation or warranty made by the Owner Participant in the Participation Agreement concerning liens against the trust estate or the Indenture Estate as a result of claims against the Owner Participant unrelated to the Transaction shall prove to have been incorrect in any material respect when such representation or warranty was made or given and remains materially incorrect at the time of discovery; provided, however, that such failure of such representation or warranty to be correct shall not constitute an Indenture Event of Default if (i) the facts or circumstances making such representation or warranty incorrect can be remedied or changed so that such representation or warranty will henceforth be correct in all material respects, (ii) the Owner Trustee or the Owner Participant, as the case may be, is diligently pursuing such a remedy or change, (iii) such remedy or change is, in fact, accomplished within a period of one year from the time that the Owner Trustee or the Owner Participant, as the case may be, has been notified of such misrepresentation or breach of warranty and (iv) such facts or circumstances do not impair in any material respect the mortgage and security interest created by the Indenture;

     (i)(x) the Owner Trustee shall file any petition for dissolution or liquidation of the trust created by the trust agreement or shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or subsequently in effect, or the Owner Trustee shall have consented to the entry of an order for relief with respect to the trust in an involuntary case under any such law, or a receiver, custodian or trustee (or other similar official) shall be appointed for the trust or shall take possession of any substantial part of its property (other than at the instance of the Indenture Trustee or the Holders of Bonds), or the Owner Trustee shall make a general assignment for the benefit of the trust's creditors, or shall enter into an agreement of composition with the trust's creditors; or (y) there shall be filed (other than at the instance of the Indenture Trustee or the Holders of Bonds) against the trust an involuntary petition in bankruptcy which results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within 60 days after the date of filing of the petition, or there shall be filed (other than at the instance of the Indenture Trustee or the Holders of Bonds) under any Federal or state law relating to bankruptcy, insolvency or relief of debtors any petition against the Owner Trustee for reorganization, composition, extension or arrangement with creditors that either (i) results in a finding or adjudication of insolvency of the trust or (ii) is not dismissed within 60 days after the date of the filing of such petition;

     (j)(x) the Owner Participant shall file any petition for dissolution or liquidation of the Owner Participant, or shall commence a voluntary case, under any applicable bankruptcy, insolvency or other similar law now or subsequently in effect, or the Owner Participant shall have consented to the entry of an order for relief in an involuntary case under any such law, or shall fail generally to pay its debts as such debts become due (within the meaning of the United States Bankruptcy Code, as amended), or a receiver, custodian or trustee (or other similar official) shall be appointed for the Owner Participant or shall take possession of any substantial part of its property, or the Owner Participant shall make a general assignment for the benefit of its creditors, or shall enter into an agreement of composition with its creditors; or (y) there shall be filed against the Owner Participant an involuntary petition in bankruptcy that results in an order for relief being entered or, notwithstanding that an order for relief has not been entered, the petition is not dismissed within 60 days after the date of the filing of the petition, or there shall be filed under any Federal or state law relating to bankruptcy, insolvency or relief of debtors, any petition against the

Owner Participant for reorganization, composition, extension or arrangement with creditors that either (i) results in a finding or adjudication of insolvency of the Owner Participant or (ii) is not dismissed within 60 days after the filing of such petition and in either such event materially adversely affects the Holders of the Bonds; or

     (k) after a Special Transfer has been effected and amounts payable to the Owner Participant have been paid in full in accordance with the Participation Agreement, any violation or breach of any covenant of the Company concerning the Company's continuing obligation to pay rent under the Lease or concerning its obligation to effectuate and evidence an assumption as described in "Description of the Offered Bonds and the Indenture --Assumption by the Company."

(Indenture, Section 7.01)

NOTICE; WAIVER; ACCELERATION AND REMEDIES

     The Indenture Trustee, within 90 days after it has knowledge of any Indenture Default or Indenture Event of Default, is required to give notice thereof (unless such Indenture Default or Indenture Event of Default shall have been waived or cured) in writing to the Holders of the outstanding Bonds of all series, the Owner Trustee, the Owner Participant and the Company; provided that, except in the case of any Indenture Default or Indenture Event of Default specified in clause (a) or (f) above, the Indenture Trustee will be protected in withholding such notice if in good faith it determines that the withholding of such notice is in the interest of the Holders; and provided, further, that in the case of an Indenture Event of Default specified in clause (g) above, no such notice will be given until at least 30 days after the occurrence thereof. In the event the Indenture Trustee has knowledge of an Event of Loss or Deemed Loss Event in respect of which there has been a demand for payment under the Participation Agreement or under any promissory note issued by the Company to the Owner Participant pursuant to the Participation Agreement or in response to which a Special Transfer has been effected, the Indenture Trustee shall give prompt notice thereof, and in any event, within 90 days after occurrence thereof, to the Holders of the outstanding Bonds. (Indenture, Section 8.02) In the absence of actual knowledge of a Responsible Officer of the Indenture Trustee, the Indenture Trustee will not be deemed to have knowledge of any

Indenture Default or Indenture Event of Default (except the failure of the Company to pay any installment of basic rent within 5 business days after the same has become due) unless notified thereof in writing by any Holder, the Owner Trustee, the Owner Participant or the Company. (Indenture, Section 8.03) The Company and the Owner Trustee are required to deliver to the Indenture Trustee, promptly after having obtained knowledge thereof, written notice of any Indenture Default or Indenture Event of Default, and the Company is required to deliver to the Indenture Trustee an annual certificate regarding compliance by the Company with its obligations under the Indenture for the preceding year and the nature and status of any default by it in the performance of such obligations. (Indenture, Section 4.12)

     The Holders of a majority in aggregate principal amount of the outstanding Bonds of all series, considered as one class, may on behalf of the Holders of all Bonds of all series waive any past default under the Indenture and its consequences, except that only the Holders of all Bonds affected thereby may waive a default (a) in the payment of the principal of or premium, if any, or interest on such Bonds, or (b) in respect of a covenant or other provision of the Indenture that under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Bond affected. (Indenture, Section 7.09)

     If an Indenture Event of Default has occurred and is continuing, the Indenture Trustee may, and upon the written request of, and the proffering of satisfactory indemnity by, the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series, considered as one class, shall, declare the unpaid principal amount of all outstanding Bonds, with accrued interest thereon, to be immediately due and payable, but the Indenture Trustee shall not make any such declaration in the case of an Indenture Event of Default that resulted from a failure by the Company to make a payment of rent under the Lease until the Owner Trustee and the Owner Participant have been given an opportunity to cure such default as described below under "Rights of Lessor to Cure and Purchase Bonds." (Indenture, Sections 7.02, 7.16 and 8.03)

     Upon the occurrence and during the continuance of an Indenture Event of Default, the Indenture Trustee may, and upon the written request of, and the proffering of satisfactory indemnity or security by, the Holders of a majority in aggregate principal amount of the outstanding Bonds of all series, considered as one class, shall, subject to the Lessor's rights described under the following two paragraphs and under "Rights of Lessor to Cure and Purchase Bonds" and "Limitation on Remedies" below, exercise any or all of the rights and remedies available to it under the Indenture and applicable law, including (a) the institution of judicial proceedings, either at law or in equity or otherwise, to protect its rights and those of the Holders under the Indenture or for foreclosure of the lien thereof and (b) the sale in whole or in part of the Indenture Estate. (Indenture, Sections 7.03 through 7.08 and Section 8.03) Prior to foreclosing on the Undivided Interest, the Indenture Trustee may be legally required to obtain appropriate approvals from the NRC with respect to the NRC Facility Operating License for Seabrook 1. However, the Participation Agreement provides that the Indenture Trustee shall not have any responsibility to take or initiate any action with respect to any NRC licensing matter. See "Other Agreements -- Operating Agreement" for a description of certain other limitations on the sale of the Undivided Interest.

     Except in the case of Indenture Events of Default (i) described in clauses
(f) through (k) under "Indenture Events of Default" above and (ii) occurring or continuing after a Special Transfer or an assumption of the Bonds by the Company as described below under "Assumption by the Company," and except as described in the next paragraph, the exercise of remedies against the Company under the Lease (including the giving of directions and consents under all relevant documents) will be controlled by the Owner Trustee. In such circumstances, however, the Owner Trustee will be required to consult with the Indenture Trustee as to any proposed exercise or pursuit of remedies and the Indenture Trustee will have the right to cause the Owner Trustee to forbear from such action if the Indenture Trustee has determined that such action would have a material adverse effect on the Holders of the Bonds. In addition, the Owner Trustee will not exercise or pursue remedies in a manner that would unreasonably deprive the Holders of the Bonds of a material right or remedy unless the Owner Trustee is commensurately adversely affected. There could be circumstances, therefore, in which amounts due on the Bonds are not paid and the Indenture Trustee is not able to direct the Owner Trustee's pursuit of remedies against the Company under the Lease. (Indenture, Sections 7.03 and 7.17)

     Although, as described above, the exercise of remedies will generally be within the control of the Owner Trustee, the Indenture Trustee will have the right to sell the Indenture

Estate in foreclosure or similar proceedings. However, if such sale occurs prior to or simultaneously with the termination of the Lease, the Indenture Trustee must have offered to sell to the Owner Trustee the Indenture Estate at a stated price determined by the Indenture Trustee. If the Owner Trustee does not, within 60 days following receipt of such offer, elect to so purchase the Indenture Estate, the Indenture Trustee may foreclose and sell the Indenture Estate within 180 days to any person (other than the Indenture Trustee or a Holder or Holders of more than 25% of the outstanding Bonds (including, in each case, affiliates thereof)) for not less than such stated price. In the event of a sale by the Indenture Trustee pursuant to a foreclosure or similar proceeding (other than a sale to the Owner Trustee), the Indenture Trustee will have the right to terminate the Lease in connection with such sale, subject, however, to the Company's rights under the Lease described in "Limitation on Remedies" below. (Indenture, Section 7.17)

     If an Indenture Event of Default occurs and is continuing, and the maturity of the Bonds has been accelerated, any sums held or received by the Indenture Trustee may be applied to reimburse the Indenture Trustee for any expense (to the extent not previously reimbursed) incurred by it and to pay its fees and any other amounts due it prior to any payments to Holders of the Bonds. (Indenture, Section 3.03)

     In the event of a bankruptcy of the Owner Participant, it is possible that, notwithstanding that the Undivided Interest is owned by the Owner Trustee in trust, the Undivided Interest and the Lease and Bonds might become subject to bankruptcy proceedings. In such event, payments under the Lease or on the Bonds might be interrupted and the ability of the Indenture Trustee to exercise its remedies under the Indenture might be restricted, although the Indenture Trustee would retain its status as a secured creditor in respect of the Lease and the Undivided Interest.

RIGHTS OF LESSOR TO CURE AND PURCHASE BONDS

     The Indenture provides that an Indenture Event of Default is to be deemed cured if such Indenture Event of Default results from a non-payment of rent under the Lease and the Owner Trustee or the Owner Participant has paid all principal of and interest on the Bonds due (other than by acceleration) on the date such rent was payable within 15 days after receipt by the Owner Trustee of notice of such nonpayment. However, the Owner Trustee or the Owner Participant is not permitted to exercise such right to cure the non-payment of rent with respect to more than four basic rent payment dates or two consecutive basic rent payment dates during the Lease term. (Indenture, Section 7.16)

     If an Indenture Event of Default has occurred and is continuing and (a) the Bonds have been accelerated and (b) the Owner Trustee, within 30 days after receiving notice thereof from the Indenture Trustee, has given written notice to the Indenture Trustee of its intention to purchase all the Bonds, then, upon receipt by the Indenture Trustee within 10 business days after such notice from the Owner Trustee of an amount equal to the aggregate unpaid principal amount of and interest on the Bonds then outstanding (as well as any interest on overdue principal and, to the extent permitted by law, overdue interest), each Holder of a Bond will be required to sell such Bond, and its right, title and interest in and to the Indenture and the Indenture Estate, to the Owner Trustee. (Indenture
Section 7.16)

LIMITATION ON REMEDIES

     Notwithstanding any other provision of the Indenture to the contrary, the Indenture Trustee may not take or cause to be taken any action contrary to the Company's rights under the Lease, including, without limitation, any action (x) contrary to the Company's right to use and possession of the Undivided Interest or (y) that would require prepayment of any scheduled payment of rent thereunder, unless (1) an Indenture Event of Default arising out of a Lease Event of Default shall have occurred and be continuing and (2) the Indenture Trustee shall have notified the Owner Participant and the Owner Trustee in writing that it has decided to take steps permitted under the Indenture in anticipation of the sale of the Indenture Estate in foreclosure or similar proceedings in accordance with the provisions of the Indenture. In addition, no Holder shall have any right to pursue any remedy under the Indenture unless the Indenture Trustee shall have been given written notice of an Indenture Event of Default, the Holders of at least 25% in principal amount of all Bonds then outstanding shall have requested the Indenture Trustee to pursue a remedy, the Indenture Trustee shall have been offered satisfactory indemnity, and the Indenture Trustee shall have failed to comply with such request within 60 days after receipt of such request. (Indenture, Sections 7.10 and 7.20)

ASSUMPTION BY THE COMPANY

     Upon the occurrence of an Event of Loss or Deemed Loss Event and subject to the satisfaction of certain conditions described below, the Company, or the Company and an Affiliate thereof jointly and severally, may elect, or may be required upon the direction of the Indenture Trustee or Owner Trustee, to assume the obligations of the Owner Trustee under the Indenture and on the Bonds. In addition, the Company may elect to assume the Bonds if it chooses to exercise any of certain purchase options described under "Description of the Lease -- Purchase Option for Significant Expenditures" or "-- Periodic Purchase Option." Upon such assumption, the Indenture and the Bonds so assumed will become direct obligations of the Company (and such Affiliate), the Lease will terminate, the Undivided Interest of the Lessor in Unit I will be transferred to the Company (and/or an Affiliate) subject to the lien of the Indenture, and the Owner Trustee will be released and discharged from all further obligations and liabilities under the Indenture and on the Bonds so assumed. Although certain changes would be made to the Indenture to reflect the termination of the Lease, the lien on and security interest in the Undivided Interest created by the Indenture would not be affected.

     Upon the occurrence of an Event of Loss, Deemed Loss Event or Lease Event of Default, the Owner Participant can demand that the Company pay the excess of Casualty Value (in the case of an Event of Loss or Lease Event of Default) or Special Casualty Value (in the case of a Deemed Loss Event, subject to certain exceptions) over the principal of and accrued interest on the Bonds then outstanding. (Participation Agreement, Sections 15(a) and (b), Appendix B) The Company has issued and delivered to the Owner Participant a promissory note evidencing the Company's obligation to pay such amounts. Such promissory note is secured by a lien on and security interest in the Lessee's right to its leasehold estate under the Lease, and upon a Special Transfer, such promissory note shall be secured by a lien on and security interest in the beneficial interest in the owner trust. (Participation Agreement, Section 16) In addition, upon the occurrence of any such events, the Owner Participant can effect a Special Transfer of the beneficial interest in the owner trust to the Company. (Participation Agreement, Section 15(c))

     If an Event of Loss or Deemed Loss Event occurred in respect of which the Owner Participant has demanded payment as described above or in response to which a Special

Transfer has been effected, the Company, in order to effectuate and evidence an assumption of the Owner Trustee's obligations under the Indenture and on the Bonds, may, and upon the direction of the Indenture Trustee (to be given at the direction of the Holders of not less than 5% in aggregate principal amount of the Bonds outstanding of all series, considered as one class) or the Owner Trustee, shall promptly, commence and diligently pursue all steps requisite to deliver to the Indenture Trustee, among other things, (a) a duly executed assumption agreement of the Company (and, if applicable, any of its Affiliates),
(b) an opinion of counsel as to, among other things, compliance with the conditions of the assumption (including the obtainment of any necessary governmental actions), (c) an indenture supplemental to the Indenture that, among other things, confirms the release of the Owner Trustee and contains provisions amending the Indenture to delete references to the Lease and to reflect the fact that the obligations of the Owner Trustee have been assumed by the Company (and, if applicable, such Affiliate), (d) a certificate of responsible officers of the Company (and, if applicable, such Affiliate) to the effect that (i) to the best of such officers' knowledge, no Indenture Default or Indenture Event of Default has occurred and is continuing, (ii) such assumption is permitted by the provisions of the Company's (and, if applicable, such Affiliate's) articles of incorporation and by-laws (or similar corporate documents) and (iii) the Company (and, if applicable, such Affiliate) is not insolvent at the time of such assumption, and (e) a certificate of a responsible officer of the Owner Trustee to the effect that, to the best of such officer's knowledge, no Indenture Default or Indenture Event of Default has occurred and is continuing. (Indenture, Section 2.16)

     Upon satisfaction of the conditions and payment of the amounts described in the preceding paragraph, the Lessor is required to transfer title to the Undivided Interest to the Company or an Affiliate of the Company, subject to the lien of the Indenture. (Lease, Sections 9(c) and (d))

     If the Company makes the payments to the Owner Participant as described above upon the occurrence of an Event of Loss or Deemed Loss Event, but has not yet delivered the documents listed in the second preceding paragraph, then the Owner Participant must make a Special Transfer. (Participation Agreement,
Section 15(c))

     Neither the occurrence of an Event of Loss nor a Deemed Loss Event would, in and of itself, constitute an Indenture Event of Default. Nor would the occurrence of an Event of Loss or a Deemed Loss Event require the prepayment of the Bonds. As previously described, the occurrence of such event could require substantial payments by the Company to the Owner Participant and could result in the assumption of the Bonds by the Company.

     Any of the following events will constitute "Events of Loss":

     (a) a final shutdown of Unit I that could result from any of several events, including, and in some cases, subject to certain grace periods, certain NRC licensing problems with respect to Unit l, direction by the NRC or other governmental authority to suspend operation of Unit l for reasons of radiological health and safety for a period exceeding or reasonably expected (in the opinion of an independent expert) to exceed 24 consecutive months, cessation of operation of Unit 1 for such period if resumption of operation would require concurrence of the NRC or other governmental authority and such cessation lasts for or is reasonably expected (in the opinion of an independent expert) to last for a period of 24 months, the occurrence of certain Nuclear Incidents (as defined in the Atomic Energy Act) with respect to Unit 1 as a result of which Unit 1 ceases to operate for a period exceeding or reasonably expected (in the opinion of an independent expert) to exceed 18 consecutive months, the occurrence of damage to Unit 1 and failure to restore Unit 1 within the shorter of three years and the period from the occurrence of such damage until the end of the Lease term, the destruction of Unit 1 or a declaration by the NRC that an Extraordinary Nuclear Occurrence (as defined in the Atomic Energy Act) has occurred with respect to Unit 1;

     (b) a requisition of title of Unit 1 or the Undivided Interest or certain shared facilities or the site of Unit 1 by a governmental authority for a period of time that exceeds or is reasonably expected to exceed the shorter of 60 months and the remaining Lease term, subject to certain contest rights of the Company; or

     (c) a requisition of the use of Unit 1 or the Undivided Interest or certain shared facilities or the site of Unit 1 by a governmental authority, other than a requisition of title, which would significantly interfere with the use of Unit 1 or the Undivided Interest, and which requisition is for a period of time that exceeds or is reasonably expected to exceed the shorter of 60 months and the remaining Lease term, subject to certain contest rights of the Company.

Any of the following events will constitute "Deemed Loss Events":

     (a) the Lessor or Owner Participant becoming subject to adverse regulation as a public utility solely as a result of the Transaction;

     (b) certain changes and/or new interpretations by a governmental authority regarding applicable law, including the Price-Anderson Act, the Atomic Energy Act, the Nuclear Waste Act or NRC regulations, as a result of which (i) the Lessor or the Owner Participant would more likely than not become liable or responsible in any capacity for payments owed in respect of the nuclear waste fund or in respect of, among other things, the handling or disposal of nuclear waste and other radioactive or hazardous materials or (ii) the Lessor or the Owner Participant may be prohibited from asserting the limitation on liability of lessors provided by the 1988 amendments to the Price-Anderson Act or is more likely than not to be prohibited from asserting any other material right, protection or defense available under applicable law as of the date of closing of the Transaction with respect to civil or criminal actions brought in connection with a nuclear incident;

     (c) the Lessor or Owner Participant more likely than not being required to become a licensee under the Atomic Energy Act or otherwise subject to the Atomic Energy Act or otherwise subject to NRC or other significant regulation relating to nuclear, energy, environmental or safety matters solely as a result of the Transaction;

     (d) any governmental action or change in applicable law or (subject to certain contest rights of the Company) any claim under New Hampshire law or interpretation thereof, the effect of which is more likely than not to (i) cause the Lessor or the Owner Participant to become liable with respect to the decommissioning of Unit 1 or for funding any portion of any trust or other fund established to provide for the decommissioning of Unit 1 or (ii) constitute an assertion that (x) the exercise of certain rights of the Lessor or the Owner Participant under any of the transaction documents would constitute impermissible control over Unit 1 or the licensees of Unit 1 or would violate certain NRC or Atomic Energy Act regulations or (y) the acquisition or transfer of the Undivided Interest would violate applicable law;

     (e) subject to certain exceptions and excluding certain outage time, Unit 1 having operated in three consecutive calendar years at a capacity factor below 60 percent; or

     (f) at such times as the Company's senior long-term debt is rated below BBB and Baa2 by Standard & Poor's Corporation and Moody's Investors Service Inc., respectively, (i) the ratio of the Company's available earnings to interest charges for any calendar year ending during such time is less than 1.5 to 1.0, (ii) the Company's unconsolidated indebtedness, exclusive of up to $10 million of short-term debt, exceeds 62 1/2% of the cost of the Company's properties less depreciation thereon, as shown on its books of account maintained for regulatory purposes, or (iii) the ratio of the aggregate current and noncurrent liabilities of the Company to total assets of the Company at December 31 of any year during such time shall be greater than 0.8 to 1.0.

     The Company may, at its option, but is not required to, assume all or a portion of the Bonds if it chooses to exercise any of certain purchase options described under "Description of the Lease -- Purchase Option for Significant Expenditures" or "-- Periodic Purchase Option." Any such assumption would be conditioned upon the prior delivery to the Indenture Trustee of the documents listed in clauses (a) through (e) of the third paragraph under the heading "-- Assumption by the Company". (See Indenture, Section 2.16(b); Lease, Sections 13(f) and (g))

DEFEASANCE

     The Bonds of any series, or any portion of the principal amount thereof, will, prior to the maturity thereof, be deemed to have been paid for purposes of the Indenture, and the entire indebtedness of the Owner Trustee (or other obligor thereon) in respect thereof will be deemed to have been satisfied and discharged, if the Owner Trustee shall have irrevocably deposited with the Indenture Trustee, in trust, either:

     (a)  money in an amount that will be sufficient or

     (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or certificates of an ownership interest in the principal of or interest on any of such obligations, in each case not containing provisions permitting the redemption or other prepayment thereof at the option of the issuer (such obligations and certificates being hereinafter called "Federal Securities") the principal of and the interest on which when due, without any reinvestment thereof, will provide money that, together with the money, if any, deposited with or held by the Indenture Trustee, will be sufficient, to pay when due the principal of and premium, if any, and interest due and to become due on such Bonds on and prior to the maturity date, installment payment date or redemption date thereof, as the case may be; provided, however, that such Bonds will not be deemed to have been satisfied and discharged unless, among other things, there shall have been delivered to the Indenture Trustee, (i) if Federal Securities shall have been deposited with the Indenture Trustee, an opinion of an independent public accountant to the effect that such obligations constitute Federal Securities and (ii) if such deposit shall have occurred more than one year prior to the stated maturity of principal or redemption date of such Bonds, an opinion of counsel to the effect that such satisfaction and discharge of the indebtedness of the Owner Trustee with respect to such Bonds shall not be deemed to be, or result in, a taxable event with respect to the Holders of such Bonds for purposes of Federal income taxation, except that no such opinion of counsel need be delivered if the Indenture Trustee shall have received documentary evidence that each Holder of such Bonds either is not subject to, or is exempt from, Federal income taxation. (Indenture, Section 11.01)

RELEASES

     The Indenture Trustee will release from the lien of the Indenture any property subject to the lien thereof that is taken by any governmental authority pursuant to a power of eminent domain or other right to acquire such property (whether or not such taking constitutes an Event of Loss) upon its receipt of, among other things, a written request from the Owner Trustee or the Company requesting such release and the net proceeds of any property so taken. (Indenture, Section 13.01)

     Subject to the following paragraph, the Owner Trustee or, with the consent of the Owner Trustee, the Company, may obtain the release from the lien of the Indenture of the Owner Trustee's interest in any component of Unit 1 the removal of which would not materially impair the operating capacity, cost efficiency, utility or value of Unit 1, and the Indenture Trustee will release from the lien of the Indenture its interest in any such component upon its receipt of, among other things, a written request from the Owner Trustee or the Company requesting such release and a certificate of an engineer or other expert (who may in certain cases be an employee of the Owner Trustee or the Company or any Affiliate of either thereof) certifying (x) the fair value of the property to be released and (y) that, in the opinion of such expert, the proposed release will not impair the security under the Indenture in violation of the provisions thereof. (Indenture, Section 13.02)

     In addition to the release provisions described above, the Owner Trustee or the Company, with the Owner Trustee's consent, may sell or otherwise dispose of, free from the lien of the Indenture and without obtaining any release or other consent from the Indenture Trustee, the Owner Trustee's interest in any components of Unit 1 that have become obsolete or otherwise permanently no longer useful for the operation of Unit 1. All replacement components incorporated in Unit 1 will, to the extent of the Owner Trustee's interest therein, immediately become subject to the lien of the Indenture. (Indenture, Section 13.03)

SUPPLEMENTAL INDENTURES

     Without the consent of the Holders of any Bonds, the Owner Trustee, the Company and the Indenture Trustee may enter into supplemental indentures for the following purposes:

     (a)  to establish the form and terms of Bonds of any series;

     (b) to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture, or to evidence the succession of another bank or trust company to the Owner Trustee and the assumption by any such successor of the covenants of the Owner Trustee contained in the Indenture and in the Bonds or the appointment of a co-trustee pursuant to the terms of the Trust Agreement;

     (c) to evidence the succession of a new trustee or the appointment of a co-trustee or a separate trustee under the Indenture;

     (d) to grant or confer upon the Indenture Trustee for the benefit of the Holders any additional rights, remedies, powers, authority or security that may be lawfully so granted or conferred and which grant or conferral is not contrary to or inconsistent with the Indenture;

     (e) to add to the covenants of the Owner Trustee or the Company for the benefit of the Holders or to evidence the surrender of any right or power conferred in the Indenture upon the Owner Trustee or the Company;

     (f) to convey, transfer and assign to the Indenture Trustee, and to subject to the lien of the Indenture, additional properties or assets, or to correct or amplify the description of any property at any time subject to the lien of the Indenture, or to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the lien of the Indenture;

     (g) to modify, eliminate or add to the provisions of the Indenture to the extent necessary to continue the qualification of the Indenture (including any supplemental indenture) under the Trust Indenture Act of 1939, as amended, or under any similar Federal statute subsequently enacted, or to add (subject to certain exclusions) to the Indenture such other provisions as may be expressly permitted by that Act;

     (h)  to permit or facilitate the issuance of Bonds in uncertificated form;

     (i) to change or eliminate any provision of the Indenture; provided, however, that if such change or elimination will adversely affect the interests of the Holders of Bonds of any series, such change or elimination will become effective with respect to such series only when no Bond of such series remains outstanding;

     (j) to evidence an assumption by the Company of the Bonds, and the release of the Owner Trustee from its obligations thereon, and to make the related changes in the Indenture;

     (k) to cure any ambiguity or to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture;

     (l) to accomplish any adjustments of the principal amounts of Bonds to be redeemed through operation of sinking funds or to be prepaid in an installment payment of principal; or

     (m) to make any other provisions with respect to matters or questions arising under the Indenture, provided such action shall not adversely affect the interest of the Holders of the Bonds then outstanding in any material respect.

     Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture to require changes to the Indenture or the incorporation therein of additional provisions or permit changes to, or the elimination of, provisions that, at the date of the Indenture or at any time thereafter, are required by the Trust Indenture Act to be contained in the Indenture, the Company, the Indenture Trustee and the Owner Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or reflect any such change, incorporation or elimination.

(Indenture, Section 10.01)

     Subject to the foregoing paragraphs, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Bonds of all series, considered as one class, the Owner Trustee and the Company may, and the Indenture Trustee shall, enter into supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture; provided that if there is more than one series of Bonds outstanding and if a proposed supplemental indenture directly affects the Holders of at least one, but not all, of such series, then only the consent of a majority in aggregate principal amount of the outstanding Bonds of all series so directly affected, considered as one class, will be required; and provided, further, that without the consent of the Holder of each outstanding Bond directly affected thereby no such supplemental indenture may:

     (a) change the stated maturity of the principal of, or any installment of interest on, or the date or circumstances of payment of premium, if any, on, any Bond, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which, any Bond or the premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment of principal or interest on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date) or such payment of premium, if any, on or after the date such premium becomes due and payable, or change the dates or amounts of payments to be made through the operation of the sinking fund in respect of such Bonds, except as otherwise described herein;

     (b) except as described under "Releases" or "Assumption by the Company" above, permit the creation of any lien prior to or, except with respect to additional series of Bonds issued in accordance with the Indenture, equal to the lien of the Indenture with respect to any of the Indenture Estate, or deprive any Holder of the benefit of the lien of the Indenture upon any part of the Indenture Estate for the security of its Bonds;

     (c) reduce the percentage in principal amount of the outstanding Bonds the consent of whose Holders is required for any supplemental indenture or for any waiver provided for in the Indenture or reduce the requirements of the Indenture relating to (1) a quorum for meetings of Holders or (2) action taken by Holders pursuant to the Indenture at meetings thereof;

     (d) modify the orders of priority in which distributions of income and proceeds from the Indenture Estate are to be made under the Indenture;

     (e) modify the definitions of "Outstanding", "Indenture Default" or "Indenture Event of Default"; or

     (f) modify any of the above provisions or the provisions of the Indenture dealing with waivers of past defaults, except to increase the percentage of the Holders whose consent is required for certain action or to provide that certain other specified provisions of the

Indenture cannot be modified or waived without the consent of the Holder of each Bond affected thereby.

(Indenture, Section 10.02)

LIMITATIONS ON AMENDMENTS OF OTHER DOCUMENTS

     The Indenture Trustee, without the consent of the Holders of any Bonds, (a) will, upon receipt of written instructions to such effect from the Company and the Owner Trustee, consent to amendments of or supplements to, or waivers of any provisions of, the Lease or any other transaction document included in the Indenture Estate or (b) may join in the execution of amendments of or supplements to, or waivers of any provisions of, the Participation Agreement, in each case for the purpose of adding any provision to, or changing in any manner or waiving or eliminating any provisions of, any such transaction document; provided, however, that, without the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Bonds of all series, considered as one class, the Indenture Trustee will not consent to any such amendment, supplement or waiver that amends or waives certain provisions of the Lease relating to, among other things, liens, the right of the Company to assign or sublease its rights and obligations under the Lease, certain Lease Events of Default or the exercise of remedies under the Lease; and provided, further, that, without the consent of the Holders of the outstanding Bonds of all series, the Indenture Trustee will not consent to any such amendment, supplement or waiver that will:

     (1) amend or waive certain provisions of the Lease relating to, among other things, the sufficiency of certain rental payments to provide funds at least equal to amounts payable on the Bonds, the "net lease" obligations of the Company thereunder and the Company's unconditional obligation to make basic rental and certain other payments under the Lease, the obligation of the Owner Trustee to redeem the Bonds in the event of an obsolescence termination of the Lease by the Company, or the Lease Event of Default occasioned by the failure of the Company to pay basic rent when due;

     (2) modify the definitions of "Default" or "Event of Default" under the Lease; or

     (3)(A) release the Company from its obligation to pay basic rent, Casualty Value, Special Casualty Value or any payment required to be made by it pursuant to an exercise of remedies under the Lease or (B) reduce the amount or change the timing of any payments of basic rent, Casualty Value, Special Casualty Value or any payments required to be made by the Company pursuant to an exercise of remedies under the Lease so that such payments would be insufficient to pay the principal of, and interest on, the outstanding Bonds of all series when due.

(Indenture, Section 10.03)

     If in the opinion of the Indenture Trustee any document required to be executed by it in accordance with the provisions of the Indenture described in the proceeding paragraph and the third paragraph under "Supplemental Indentures" adversely affects any interest, right, immunity or indemnity in its favor under the Indenture or the Participation Agreement, the Indenture Trustee may in its discretion decline to execute such document.

(Indenture, Section 10.05)

LIMITATION OF LIABILITY

     The Bonds will not be direct obligations of, or guaranteed by, the Company, the Owner Participant, or any institution or individual acting as Owner Trustee in its individual capacity. All payments to be made by the Owner Trustee under the Indenture or on the Bonds will be made only from the Indenture Estate or the income and proceeds received by the Indenture Trustee therefrom. Neither the Owner Participant, the Indenture Trustee nor, except as otherwise expressly provided in the Indenture, the Owner Trustee in its individual capacity will be liable to any Holder (nor, in the case of the Owner Participant and the Owner Trustee in its individual capacity, to the Indenture Trustee) for any amounts payable on any Bonds or otherwise under the Indenture. (Indenture, Section 2.15)

ADDITIONAL BONDS

     The Indenture permits the issuance of additional Bonds at any time or from time to time, subject to certain conditions, for cash in the original principal amount of such additional Bonds for the following purposes: (a) refunding any previously issued series of Bonds in whole or in part and providing funds for the payment of certain expenses incurred in connection therewith and/or (b) providing funds for all or any portion of the Owner Trustee's share of certain capital improvements to Unit 1. (Indenture, Section 2.05) (Such capital improvements would be the property of the Owner Trustee and would be subject to the lien of the Indenture.) All of the Bonds issued and outstanding under the Indenture will rank on a parity with each other and will as to each other be secured equally and ratably thereunder, without preference, priority or distinction of any thereof over any other by reason of difference in time of issuance or otherwise. (Indenture, Section 2.03)


                           DESCRIPTION OF THE LEASE

     The statements contained under this caption are intended to summarize the Lease as it relates to the Offered Bonds; they do not purport to be complete and are qualified in their entirety by reference to the Lease, a copy of the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

TERM AND RENTALS

     The Lessor has acquired its Undivided Interest and has leased such interest to the Company pursuant to the Lease, which has a term expiring on July 2, 2021 unless earlier terminated or extended as described below. Basic rent is required to be paid by the Company under the Lease in immediately available funds on each January 2 and July 2, commencing July 2, 1991 and ending July 2, 2021. (Lease, Sections 2(b) and 3(a)) The amount of basic rent payable under the Lease on each basic rent payment date will be calculated to be at least equal to the scheduled amount of principal of and interest then payable on all Bonds then outstanding. (Lease, Section 3(g)) The term of the Lease and the rent payable thereunder have been determined assuming that the NRC Facility Operating License for Seabrook 1 shall be extended to May 25, 2029, as contemplated by the Participation Agreement. In the event that such license is not so extended, the term of the Lease shall end on July 2, 2019 unless earlier terminated as described below, and rent and amounts payable as Casualty Value and Special Casualty Value shall be adjusted accordingly. (Lease, Section 3(e)) Each payment of basic rent by the Company during such time as the Indenture is in effect will be made to the Indenture Trustee and applied first to the payment of principal and interest due from the Lessor on the Bonds. Except in the case of an acceleration of Bonds due to a continuing Indenture Event of Default, the balance of any payments of basic rent under the Lease, after payment of the scheduled principal of and premium, if any, and interest on the Bonds, will be distributed to the Owner Trustee on behalf of the Owner Participant, as beneficial owner of the trust that is the owner of the Undivided Interest. (Indenture, Sections 3.01, 3.03 and 3.06).

NET  LEASE

     The obligations of the Company under the Lease are those of a lessee under a "net lease," and the Company will be responsible under the Lease for paying all insurance premiums, operating and maintenance costs, decommissioning costs and all other similar costs associated with the Undivided Interest. Payments of rent under the Lease by the Company are to be made without counterclaim, setoff, defense, abatement, suspension or reduction except for certain rights of setoff the exercise of which would not reduce the amount of rent required to be paid by the Company to an amount insufficient to pay in full the principal of, premium, if any, and interest on the Bonds then due. (Lease, Section 4)

CAPITAL IMPROVEMENTS

     The Company may incur costs from time to time in connection with capital improvements to Unit 1. Certain of such costs, based on the Owner Trustee's proportionate interest in Unit 1, may be financed through a Supplemental Financing. (See "Description of the Offered Bonds and the Indenture -- Additional Bonds.") In the event of such a Supplemental Financing, the rent under the Lease will be increased to cover the additional debt service. In addition, the Owner Participant may elect to make an additional equity investment with respect to the cost of any capital improvements on terms to be agreed upon. (Lease, Section 8(f))


RIGHTS TO ASSIGN OR SUBLEASE

     The Company is permitted to assign, sublease, encumber or transfer its rights and obligations under the Lease or other documents related to the Transaction so long as the Company remains the primary obligor on the Lease and such documents. (Lease, Section 11)

INSURANCE

     The Company is required under the Lease to carry and maintain (or cause any operator of Unit 1 to maintain) the insurance described below:

     (a) Provided that such insurance is commercially available at a commercially reasonable cost, "all-risk" property insurance (excluding flood and earthquake insurance) covering physical loss with respect to the Undivided Interest;

     (b) Provided that such insurance is commercially available at a commercially reasonable cost, bodily injury and property damage liability insurance covering claims arising out of the ownership, operation, maintenance, condition or use of Unit 1; and

     (c)  Nuclear liability insurance.

     With respect to each of the types of insurance described in (a) through (c) above, the Company is required to maintain (or cause any operator of Unit 1 to maintain) such insurance in such amounts and with such terms as are consistent with the Operating Agreement, and in any event in such amounts and with such terms as are consistent with applicable law and prudent utility practice. The nuclear liability insurance referred to in (c) above is discussed under "Nuclear Generation -- Insurance Requirements" in the Company's Annual Report on Form 10-K for the year ended December 31, 1994. The Company is also required to maintain supplier's and transporter's insurance and master workers policy coverages, in each case in amounts consistent with the Operating Agreement, prudent utility practice and applicable law. The Company will use its best efforts to cause all policies of insurance as described above to include the Owner Trustee, the Owner Participant and the Indenture Trustee, as additional insureds and loss payees. (Lease, Section 10)

     Proceeds of property insurance received by the Lessor or the Company as a result of the occurrence of an Event of Loss shall be applied in reduction of the Company's obligation to make payment of the excess of Casualty Value over the principal of and accrued interest on the Bonds to the Owner Participant with the balance, if any, of such proceeds to be paid to the Company, subject, however, to any priority allocation of such proceeds as may be required by law in the event of stabilization and decontamination activities. (Lease, Section 9(g)) In general, any rights of the Indenture Trustee in respect of the proceeds of property insurance will be limited to amounts then due and owing in respect of the principal of and premium, if any, and interest on the Bonds.

PURCHASE AND RENEWAL OPTIONS AT THE END OF THE LEASE TERM

     The Company has the option under the Lease to purchase the Lessor's Undivided Interest (i) at the end of the basic term of the Lease for a purchase price equal to the lesser of (A) the estimated fair market value at the end of the basic lease term as determined by an appraiser as of the closing date of the Transaction, and (B) the fair market sales value at the end of the basic lease term or (ii) on the date of the expiration of any renewal term (if elected) for a purchase price equal to the fair market sales value at such date, or to renew the Lease for one or more periods of three years, at a fair market rental value or, subject to receipt of a satisfactory appraisal, which will address certain tax matters, to renew the Lease at the end of the initial Lease term at a fixed rate rental for a single period of at least two years. (Lease, Sections 12 and 13) If the Company does not give notice of its election to exercise the options to purchase the Undivided Interest or renew the Lease two years prior to the expiration of the Lease, the Lessor may, on at least one year's prior written notice, terminate the Lease on the date specified in the notice. Upon such termination, the Company must pay to the Lessor all basic rent then due or accrued, together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Indenture Trustee. On or prior to such termination, the Lessor would be required to deposit with the Indenture Trustee cash in an amount equal to the unpaid principal amount of all Bonds outstanding on such date, and all premium, if any, and interest accrued or to accrue on and as of such termination. (Lease, Section 14(c))

PURCHASE OPTION FOR SIGNIFICANT EXPENDITURES

     The Company has the option on any January 2 or July 2 on or after January 2, 2000 to terminate the Lease if the Company is planning or required to make any significant expenditure for certain types of capital improvements to Unit 1. On such January 2 or July 2, the Company must pay to the Lessor an amount equal to the higher of the fair market sales value of the Undivided Interest and Casualty Value determined as of such January 2 or July 2 together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Indenture Trustee and, assuming such payment, the Lessor would be required to transfer the Undivided Interest to the Company. If the Company has assumed all or a portion of the Bonds then outstanding, such amount shall be reduced by the principal amount of the Bonds so assumed. A "significant expenditure" is an expenditure or series of expenditures with respect to certain capital improvements to Unit 1 that (i) for the period from the Transaction closing date until and including, the date immediately preceding the twentieth anniversary of the closing date, shall have been reasonably estimated by the Company to exceed $250,000,000 (which amount shall be periodically adjusted for inflation) and
(ii) for the period from the day next succeeding the last day of the period specified in clause (i) above until the end of the Lease term, shall have been reasonably estimated by the Company to exceed $100,000,000 (which amount shall be periodically adjusted for inflation). (Lease, Section 13(f))

PERIODIC PURCHASE OPTION

     The Company has the option on January 2 in each of the years 2001, 2006 and 2011 to terminate the Lease and to purchase the Undivided Interest. On such January 2, the Company must pay the Lessor (x) if it exercises such option on January 2, 2001 or January 2, 2011, an amount equal to the higher of the fair market sales value of the Undivided Interest and Casualty Value determined as of such January 2, together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Indenture Trustee or (y) if it exercises such option on January 2, 2006, an amount equal to the higher of the estimated fair market value of the Undivided Interest on January 2, 2006 as determined by an appraiser as of the closing date of the Transaction and Casualty Value determined as of such January 2, 2006, together with any other amounts then payable to the Owner Trustee, the Owner Participant and the Indenture Trustee. If the Company has assumed all or a portion of the Bonds then outstanding, such amount shall be reduced by the principal amount of the Bonds so assumed.
(Lease, Section 13(g))

TERMINATION FOR OBSOLESCENCE

     The Company has the option on any January 2 or July 2, on or after January 2, 2001, to terminate the Lease if the Company's Board of Directors determines, in its sole discretion, that the Company's leasehold interest in the Undivided Interest is uneconomic or obsolete for the Company's purposes. In such event, the Lessor may elect to either retain the Undivided Interest or sell it to the highest bidder. On the Lease termination date, if the Lessor has not elected to retain the Undivided Interest, the Lessor will be required to sell the Undivided Interest to the highest bidder (which may not be either the Company or any Affiliate thereof) and the Company must pay to the Lessor an amount equal to the excess, if any, of Special Casualty Value as of the termination date over such net sale price, and any other amounts then payable to the Owner Trustee, the Owner Participant and the Indenture Trustee; provided, however, that if the highest bid shall be less than Special Casualty Value, the Lessee may reject the bid, in which case no sale shall occur. If no such sale shall occur or if the Company shall not have fulfilled its obligations in respect of such termination, the Lease will continue in full force and effect. (Lease, Sections 14(a) and 14(b)) In the event of such a termination, the Bonds will be redeemed. (Indenture, Section 5.02(a))

LEASE EVENTS OF DEFAULT

     The following are Lease Events of Default:

     (a) the Company shall fail to make, or cause to be made, (x) any payment of basic rent, Casualty Value, Special Casualty Value, or the payment of the equity portion of

Casualty Value or Special Casualty Value or any other amount determined by reference to any of such amounts, pursuant to any of the transaction documents, within five business days after the same shall become due or (y) any payment of supplemental rent (other than Casualty Value, Special Casualty Value, or the payment of the equity portion of Casualty Value or Special Casualty Value) including, without limitation, any payments due under the Tax Indemnification Agreement or the general tax indemnification provisions of the Participation Agreement, within 20 days after the same shall become due or be demanded, as the case may be; or

     (b) the Company shall (x) fail to perform or observe any covenant, condition or agreement to be performed or observed by it under the Participation Agreement relating to the maintenance of its corporate existence and maintenance of certain of its material franchises and the conditions under which it may merge, consolidate or dispose of all or substantially all of its assets or the assignment and sublease provisions of the Lease or (y) fail to make payments referred to in the portion of the decommissioning provisions of the Participation Agreement concerning funding therefor at the times and in the manner so required (unless the obligation to make such payment shall be permitted to be, and is currently being, contested in accordance with such provisions) within ten business days after the same shall become due; or

     (c) the Company shall fail to perform or observe any covenant, condition or agreement (other than those referred to in clauses (a), (b) and (f) of this paragraph) to be performed or observed by it under the Lease or any other transaction document (other than under the Tax Indemnification Agreement or under certain general tax indemnity provisions of the Participation Agreement), and such failure shall continue for a period of 30 days after there shall have been given to the Company by the Lessor or the Owner Participant a notice specifying such failure and requiring it to be remedied; provided, however, that the continuation of such failure for a period of 30 days or more after such notice has been so given (but in no event for a period that is greater than one year after such notice has been given) shall not constitute a Lease Event of Default if (a) such failure can be remedied but cannot be remedied within such 30 days, (b) the Company is diligently pursuing a remedy of such failure and (c) such failure does not impair in any material respect the Company's ability to perform its obligations under any of the transaction documents to which the

Company is a party, or the Lessor's interest in Unit 1 or the mortgage and security interest created by the Indenture; or

     (d) any representation or warranty made by the Company in the Lease, any other transaction document (other than the Tax Indemnification Agreement) or any agreement, document or certificate delivered by the Company in connection with the Transaction shall prove to have been incorrect in any material respect when such representation or warranty was made or given, if such representation or warranty continues to be material and remains materially incorrect at the time in question; provided, however, that such failure of such representation or warranty to be correct shall not constitute a Lease Event of Default if (i) the facts or circumstances making such representation or warranty incorrect can be remedied or changed so that such representation or warranty will thenceforth be correct in all material respects, (ii) the Company is diligently pursuing such a remedy or change, (iii) such remedy or change is, in fact, accomplished within a period of one year from the time that the Company has been notified of or has knowledge of such misrepresentation or breach of warranty and (iv) such facts or circumstances do not impair in any material respect the Company's ability to perform its obligations under any of the transaction documents to which the Company is a party, or the Lessor's interest in Unit 1 or the mortgage and security interest created by the Indenture; or

     (e)(x) the Company shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (iii) make a general assignment for the benefit of its creditors,
(iv) commence a voluntary case under the U.S. Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts,
(vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or (y) a proceeding or case shall be commenced, without the application or consent of the Company, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or adjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company shall be entered in an involuntary case under the U.S. Bankruptcy Code; or

     (f) any suspension, revocation or termination of the nuclear liability insurance required to be maintained under the Lease; provided, however, that such suspension, revocation or termination shall not constitute a Lease Event of Default solely because the applicable insurer has failed to comply with applicable notice termination provisions of the pertinent policy; and provided, further, that the foregoing proviso shall cease to apply upon the earlier of (x) five business days following receipt by the Company of actual notice of such suspension, revocation or termination or (y) the applicable termination date of such policy assuming that the insurer had complied with its notice obligations under the pertinent policy; or

     (g) any material obligation of the Company under the Lease or any other transaction document to which it is a party shall at any time for any reason cease to be valid and binding on the Company, or shall be declared to be null and void (except as to judgments of a state court that have been effectively stayed pending appeal and that, during such stay, shall not have a material adverse effect on the Lessor, the Owner Participant or the Holders of the Bonds), or the validity or enforceability thereof shall be contested by the Company, or any court or administrative agency shall issue an order upholding a governmental agency or authority contest of the validity or enforceability thereof (except as to such orders that have been effectively stayed pending appeal and that, during such stay, shall not have a material adverse effect on the Lessor, the Owner Participant or the Holders of the Bonds), or the Company shall assert that it has no further liability or obligation under the Lease or any other transaction document to which it is a party; or

     (h) final judgment for the payment of money in excess of $10,000,000 shall be rendered against the Company and the Company shall not have discharged the same or provided for its discharge in accordance with its terms or bonded the same or procured a stay of execution thereof within 60 days from the entry thereof.

(Lease, Section 15)

REMEDIES

     Upon the occurrence and continuance of any Lease Event of Default, the Lessor may declare the Lease to be in default by written notice to the Company and may exercise one or more of the remedies set forth in the Lease, which include the following: (a) the Lessor may terminate the Lease; (b) the Lessor may repossess the Undivided Interest; (c) the Lessor may sell the Undivided Interest or any part thereof; (d) the Lessor may hold, keep idle or lease to others all or any part of the Undivided Interest; (e) the Lessor may demand any unpaid rent plus, as liquidated damages, any of the following amounts that the Lessor, in its sole discretion, shall specify: (i) an amount equal to the excess of Casualty Value over the fair market rental value of the Undivided Interest until the end of the remaining useful life of Unit 1 (discounted to present value), (ii) an amount equal to the excess of Casualty Value over the fair market sales value of the Undivided Interest, (iii) an amount equal to the excess of the present value of all installments of basic rent until the end of the Lease term over the present value of the fair market rental value of the Undivided Interest until the end of such term, or (iv) an amount equal to the highest of Casualty Value, such discounted fair market rental value and such fair market sales value; and (f) if the Lessor shall have sold all the Undivided Interest pursuant to clause (c) above, the Lessor, in lieu of exercising its rights under clause (e) above may demand that the Company pay to the Lessor, as liquidated damages, any unpaid rent plus the amount of any deficiency between the sale proceeds and Casualty Value, together with interest on the amount of such rent and such deficiency.

     The remedies in the Lease are cumulative and in addition to any other remedy available to the Lessor at law or in equity, and no exercise of any remedy under the Lease will, except as specifically provided therein, relieve the Company of any of its liabilities and obligations under the Lease. (Lease, Section 16)

     See "Description of the Offered Bonds and the Indenture -- Notice; Waiver; Acceleration and Remedies" for a description of the rights of the Owner Trustee and the Indenture Trustee in respect of the exercise of remedies under the Lease.

     The rights of the Lessor under the Lease, including the right to sell the Undivided Interest and the exercise of remedies, as well as the rights of the Indenture Trustee under the Indenture, are subject to the Operating Agreement. (See "Other Agreements -- Operating Agreement.")

QUIET ENJOYMENT

     The transaction documents provide that, unless a Lease Event of Default has occurred and is continuing, the Company's use and possession of Unit 1, including the Undivided Interest, and certain other property and rights leased to the Company by the Lessor during the term of the Lease shall not be interfered with or interrupted by the Lessor or any person claiming by, through or under the Lessor. (Lease, Section 6)

                               OTHER AGREEMENTS

     The discussion of the Operating Agreement, Participation Agreement and Tax Indemnification Agreement below is merely intended to summarize certain provisions of those agreements as they relate to the Offered Bonds and the Transaction; it does not purport to be complete and is qualified in its entirety by reference to those agreements, the respective forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

OPERATING AGREEMENT

     The Operating Agreement among the Company and the other Joint Owners governs the terms and conditions of the ownership and operation of the Seabrook Station. Pursuant to the Assignment, Assumption and Further Agreement among the Company, certain of the Joint Owners and the Owner Trustee, the Company has assigned to the Owner Trustee an interest in the Company's rights in the Operating Agreement to the extent that such rights relate to the Undivided Interest. The Owner Trustee has reassigned such interest to the Company for the term of the Lease, with the result that the Company shall continue to be treated as the owner of the Undivided Interest for purposes of the Operating Agreement during the term of the Lease. The Owner Trustee's rights under the Assignment, Assumption and Further Agreement have, subject to the Lessee's rights thereunder, been assigned to the Indenture Trustee and constitute a portion of the Indenture Estate.

     The rights of the Indenture Trustee under the Indenture, as well as the rights of the Lessor under the Lease, insofar as they relate to the disposition of the Undivided Interest, are subject to the rights of the other Joint Owners under the Operating Agreement. Mortgagees and holders of security interests in interests in the Seabrook Station, such as the Indenture Trustee, may succeed to and acquire all rights of an owner under the Operating Agreement. Pursuant to the Operating Agreement, an owner of an interest in the Seabrook Station may not sell such interest unless such sale is to an entity that is engaged in the electric utility business in New England, but no such sale shall be made unless the other Joint Owners have first been offered an opportunity in writing to purchase the interest involved separately or in the aggregate on equal or better terms than those of the offer of sale and have declined such opportunity. Any prospective sale of the Undivided Interest by the Indenture Trustee in the exercise of remedies available to it under the Indenture, or by the Lessor pursuant to the Lease, would be subject to such provisions. Such an offer to the other Joint Owners would not be required in connection with the reacquisition by the Company of the Undivided Interest.

PARTICIPATION AGREEMENT

     In the Participation Agreement the Company has agreed, among other things, that it will at all times maintain its corporate existence and will not consolidate with or merge into, or sell, transfer or otherwise dispose of substantially all of its assets to, any person unless a number of conditions are met, including the requirements that (a) immediately after giving effect to such transaction, the survivor be a corporation organized under the laws of the United States of America, a State thereof or the District of Columbia, (b) immediately after giving effect to such transaction, the survivor of such transaction shall have assumed the obligations of the Company under each of the documents relating to the Transaction to which the Company was a party, (c) the ratings of the senior long-term debt of the survivor is reasonably anticipated to be rated as high as or higher than that of the Company immediately prior to such transaction, (d) immediately after giving effect to such transaction, all governmental actions and corporate approvals shall have been obtained for the transaction, and (e) immediately after giving effect to such transaction, the survivor shall have delivered to the Owner Participant, the Owner Trustee and the Indenture Trustee opinions and officers' certificates as to, among other things, compliance with the transfer conditions above. (Participation Agreement, Section 9(b)(3))

     Subject to certain first refusal rights of the Company, the Owner Participant may at any time assign, convey or otherwise transfer its interests in, to and under any transaction document or its trust estate to a person with a net worth at the time of such transfer of not less than $50 million or to a person whose obligations under the transaction documents have been guaranteed by a person with such a net worth. The transferring Owner Participant will, with certain limited exceptions, be released from its obligations under the transaction documents and the transferee Owner Participant shall succeed to such obligations and rights of the transferring Owner Participant. (Participation Agreement, Section 14)

TAX INDEMNIFICATION AGREEMENT

     Pursuant to the Tax Indemnification Agreement, between the Company and the Owner Participant, the Company is obligated to pay to the Owner Participant, among other things, amounts which, on an after-tax basis, equal the amounts of additional Federal income taxes payable by the Owner Participant with respect to any current or prior taxable year as a result of a Tax Loss and any interest, penalties or additions to any tax imposed as a result of such Tax Loss or the contest thereof. For purposes of the Tax Indemnification Agreement, "Tax Loss" includes, subject to certain exceptions: (a) loss to the Owner Participant of depreciation or analogous deductions with respect to the Undivided Interest or interest deductions with respect to the Bonds; (b) loss to the Owner Participant of foreign tax credits due to the treatment of any item of income, gain, loss or deduction with respect to the Transaction as derived from, or allocable to, foreign sources (in the case of either (a) or (b) as a result of, among other things, (i) any act or failure to act by the Company, (ii) any misrepresentation or breach of warranty or covenant in the transaction documents by the Company,
(iii) bankruptcy of the Company or any disposition of the Undivided Interest pursuant to the exercise of remedies under the Indenture or (iv) damage to or the taking of the Undivided Interest); or (c) unanticipated income of the Owner Trustee with respect to the Undivided Interest.


                             PLAN OF DISTRIBUTION

     The Prospectus Supplement relating to a series of Offered Bonds will set forth the terms of the offering of the Offered Bonds, including the names of underwriters, including Morgan Stanley & Co. Incorporated, the proceeds to the Owner Trustee from such sale, any items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The Offered Bonds will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of each resale. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Bonds will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Offered Bonds if any are purchased; provided that the agreement with the underwriters providing for the sale of the Offered Bonds may provide that under certain circumstances involving a default of underwriters, less than all of the Offered Bonds may be purchased.

     Each Prospectus Supplement relating to a particular offering of Offered Bonds will contain a statement (1) as to whether or not the existence of a secondary market for such securities can be predicted and, if such existence is predicted, as to the extent of such secondary market, and (2) as to whether or not the underwriter or underwriters intend to make a market in such securities.

     Subject to certain conditions, the Company may agree to indemnify the underwriter or underwriters and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.


                             EXPERTS AND LEGALITY

     The financial statements and supplemental schedules of the Company incorporated by reference in this Prospectus, except to the extent described below, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference herein, and has been so incorporated by reference in reliance upon such report given upon their authority as experts in accounting and auditing.

     Legal matters in connection with the issuance of the Offered Bonds will be passed upon for the Company by Wiggin & Dana, New Haven, Connecticut, Reid & Priest LLP, New York, New York, and Devine, Millimet & Branch, Professional Association, Manchester, New Hampshire, and for the Underwriters by Winthrop, Stimson, Putnam & Roberts, New York, New York. Certain matters with respect to the legality of the Offered Bonds will be passed upon for the Owner Trustee by Haight, Gardner, Poor & Havens, New York, New York, and Stevens & Lee, Reading, Pennsylvania.

     The statements made herein, in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and in the above-referenced Quarterly Reports on Form 10-Q, in each case as to matters of law and legal conclusions, pertaining to titles to properties, franchises and other operating rights of the Company, regulations to which the Company is subject and any legal proceedings to which the Company is a party, are made on the authority of Wiggin & Dana, and such statements are included herein in reliance upon their authority as experts.

                                   GLOSSARY

     Certain capitalized terms used in this Prospectus have the following meanings and such meanings shall apply to terms both singular and plural unless the context clearly requires otherwise:

     "Affiliate" means with respect to the Company any other person directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person, whether through the ownership of voting securities or by contract or otherwise.

     "Bond" means any bond that may be issued under the Indenture.

     "Casualty Value" means an amount specified in the Lease that the Company must pay to the Lessor under the Lease in certain circumstances, which amount is, in general and among other things, calculated to preserve the net economic return of the Owner Participant. The amount of Casualty Value payable as of any date shall be no less than the aggregate principal amount of the Bonds outstanding on such date, together with accrued interest thereon.

     "Commission" means the Securities and Exchange Commission.

     "Company" or "UI" means The United Illuminating Company.

     "Connecticut Yankee" means the Connecticut Yankee Atomic Power Company.

     "Deemed Loss Event" means any of the events described as a Deemed Loss Event in the Lease upon the occurrence of which the Company must (subject to certain conditions) acquire the beneficial interest of the Owner Participant and/or assume the Bonds. (See "Description of the Offered Bonds and the Indenture --Assumption by the Company").

     "DPUC" means the Connecticut Department of Public Utility Control.

     "Event of Loss" means any of the events described as an Event of Loss in the Lease upon the occurrence of which the Company must (subject to certain conditions) acquire the beneficial interest of the Owner Participant and/or assume the Bonds. (See "Description of the Offered Bonds and the Indenture -- Assumption by the Company.")

     "Excepted Payment" means (i) any indemnity payment (including payments under the Tax Indemnification Agreement) payable to the Owner Trustee or the Owner Participant, (ii) any amount payable under any transaction document to reimburse the Lessor or the Owner

Participant for performing or complying with any of the obligations of the Company under and as permitted by any transaction document, (iii) any insurance proceeds or other payments received with respect to an Event of Loss in excess of amounts then due and owing to reimburse the Indenture Trustee for any of its expenses and to pay the reasonable remuneration of the Indenture Trustee plus amounts then due and owing in respect of the principal of and premium, if any, and interest on all Bonds outstanding, (iv) any insurance proceeds under liability policies and under any insurance policies not required by the Lease,
(v) any payment of the equity portion of Casualty Value or Special Casualty Value in respect (vi) amounts payable to the Owner Trustee in connection with the exercise by the Company of its option to purchase the Undivided Interest during the term of the Lease (subject, in any event, to the condition that the Company shall have assumed all of the Bonds then outstanding and none of such Bonds are then to be redeemed) or its option to purchase the Undivided Interest at end of the basic term of the Lease, (vii) any amount payable to the Owner Participant by any transferee as the purchase price of the Owner Participant's interest in the trust estate, (viii) the ongoing fees and expenses of the Owner Trustee under the transaction documents and (ix) any payments in respect of interest to the extent attributable to payments referred to in clauses (i) through (vi) above.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

     "FERC" means the Federal Energy Regulatory Commission.

     "Holder" means the registered holder of Bonds, as indicated on the Bond Register maintained under the Indenture.

     "Indenture" means the Indenture of Mortgage and Deed of Trust, dated as of August 1, 1990, among the Lessor, the Company and the Indenture Trustee, as supplemented, pursuant to which the Offered Bonds are issued.

     "Indenture Default" means an event or condition which, with the giving of notice or the lapse of time, or both, would constitute an Indenture Event of Default.

     "Indenture Estate" means the trust estate assigned, transferred and pledged by the Lessor to the Indenture Trustee under the Indenture, for the ratable benefit of the Holders of the Bonds issued thereunder.

     "Indenture Event of Default" means an "Indenture Event of Default" as defined in the Indenture. (See "Description of the Offered Bonds and the Indenture -- Indenture Events of Default.")

     "Indenture Trustee" means The Bank of New York, as trustee under the Indenture, and each successor trustee and the co-trustee thereunder.

     "Initial Series Bonds" means the Bonds of the series originally issued upon the consummation of the Transaction to finance a portion of the purchase price of the Undivided Interest.

     "Joint Owners" means the parties to the Operating Agreement. (See "Other Agreements --Operating Agreement.")

     "Lease" means the Facility Lease, dated as of August 1, 1990, as supplemented, under which the Company leases the Undivided Interest in Unit 1 from the Lessor in connection with the Transaction.

     "Lease Default" means an event or condition that, with the giving of notice or lapse of time, or both, would constitute a Lease Event of Default.

     "Lease Event of Default" means an Event of Default as such term is defined under the Lease. (See "Description of the Lease -- Lease Events of Default.")

     "Lessor" means Meridian Trust Company, not acting in its individual capacity but acting solely as Owner Trustee under the trust agreement (and each successor trustee thereunder) with the Owner Participant and as Lessor under the Lease and which, in such capacity, has purchased the Undivided Interest in Unit 1 as part of the Transaction.

     "Make-Whole Premium" means the amount in addition to the unpaid principal amounts of the Offered Bonds that may be payable in the event that they are redeemed at the option of the Owner Trustee. (See "Certain Terms of the Offered Bonds -- Redemption -- Optional Redemption.")

     "NRC" means the Nuclear Regulatory Commission of the United States of America or any successor agency.

     "Offered Bonds" means Bonds offered by this Prospectus and any accompanying Prospectus Supplement.

     "Operating Agreement" means the Agreement for Joint Ownership, Construction and Operation of New Hampshire Nuclear Units, dated May 1, 1973, as amended by twenty-three amendments.

     "Owner Participant" means the corporation that, in connection with the Transaction, has acquired a beneficial interest in the owner trust that is the owner and Lessor of the Undivided Interest.

     "Owner Trustee" means Meridian Trust Company, acting as owner trustee under the trust agreement with the Owner Participant in connection with the Transaction.

     "Participation Agreement" means the Participation Agreement, dated as of August 1, 1990, as amended, entered into among the Company, the Owner Participant, the Lessor and the Indenture Trustee, which relates to the Transaction and sets forth the terms and conditions upon which the Transaction was consummated.

     "Refinancing" means the series of transactions pursuant to which the Initial Series Bonds will be refinanced.

     "Seabrook 1" means Unit No. 1 of the Seabrook Station.

     "Seabrook Station" means the Seabrook Nuclear Power Plant located in Seabrook, New Hampshire.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Special Casualty Value" means an amount specified in the Lease that the Company must pay to the Lessor under the Lease in certain circumstances, which amount is, in general and among other things, calculated to preserve the net economic return of the Owner Participant. The amount of Special Casualty Value payable as of any date shall be no less than the aggregate principal amount of the Bonds outstanding on such date, together with accrued interest thereon.

     "Special Transfer" mans the assignment and transfer by the Owner Participant of its beneficial interest in the owner trust to the Company or its designee upon the occurrence of an Event of Loss, Deemed Loss Event or a Lease Event of Default.

     "Supplemental Financing" means the issuance of additional Bonds under the Indenture to finance the Lessor's proportionate share of capital improvements to Unit 1.

     "Supplemental Indenture" means supplemental indenture to the Indenture that sets forth the terms and the form of the Offered Bonds.

     "Tax Indemnification Agreement" means the tax indemnification agreement, dated as of August 1, 1990, as amended, between the Company and the Owner Participant.

     "2006 Initial Series Bonds" means the Initial Series Bonds maturing in
2006.

     "2020 Initial Series Bonds" means the Initial Series Bonds maturing in
2020.

     "Transaction" means the transaction pursuant to which the Company sold the Undivided Interest in Unit 1 to the Lessor under an owner trust agreement and leased back such interest pursuant to the Lease. (See "The Transaction and the Refinancing.")

     "Undivided Interest" means the undivided interest in Unit 1, which represents an approximately 11.6% interest in Unit 1 and which was sold by the Company to the Owner Trustee under an owner trust agreement with the Owner Participant, and then leased back to the Company on a long-term net lease basis.

     "Unit 1" means Seabrook 1, exclusive of certain transmission, pollution control and other facilities, together with certain capital improvements thereto.

     "UI" or "Company" means The United Illuminating Company.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 16.    List of Exhibits
            ----------------

     Pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, certain of the following listed exhibits that are annexed as exhibits to previous registration statements and reports filed by the registrant are hereby incorporated by reference as exhibits to this Registration Statement. Such statements and reports are identified by reference numbers as follows:
     (1)    Filed with Registration Statement No. 33-35465 effective August 1,
            1990.
     (2) Filed with Annual Report (Form 10-K) for fiscal year ended December 31, 1991.
     (3) Filed with Quarterly Report (Form 10-Q) for fiscal year ended September 30, 1991.
     (4)    Previously filed with this Registration Statement on November 6,
            1995.

     The exhibit number in the registration statement or report referenced is set forth in the parenthesis following the description of the exhibit. Those of the following exhibits not so identified are filed herewith.

Table        Exhibit    Reference
Item No.       No.         No.
--------     -------    ---------

(1)          1                            Amended Form of Underwriting Agreement
                                          among the Company, the Owner Trustee
                                          and the Underwriter.

(4)          4(a)        (1)              Form of Indenture of Mortgage and Deed
                                          of Trust among the Owner Trustee, the
                                          Company and The Bank of New York as
                                          Indenture Trustee. (Exhibit 4(a))

(4)          4(b)        (1)              Form of Supplemental Indenture No. 1
                                          to Indenture of Mortgage and Deed of
                                          Trust. (Exhibit 4(b))

(4)          4(c)        (4)              Form of Supplemental Indenture No. 2
                                          to Indenture of Mortgage and Deed of
                                          rust (filed with Exhibit 4(m))

(4)          4(d)        (1)              Form of Facility Lease between the
                                          Owner Trustee, as Lessor, and the
                                          Company, as Lessee. (Exhibit 4(c))

(4)          4(e)        (4)              Form of Supplement No. 1 to Facility
                                          Lease (filed with Exhibit 4(m))

(4)          4(f)        (1)              Form of Participation Agreement among
                                          the Owner Participant, the Owner
                                          Trustee, the Company and The Bank of
                                          New York as Indenture Trustee.
                                          (Exhibit 4(d))

(4)          4(g)        (4)              Form of Amendment No. 1 to
                                          Participation Agreement (filed with
                                          Exhibit 4(m))

(4)          4(h)        (1)              Form of Assignment, Assumption and
                                          Further Agreement among the Company,
                                          certain Joint Owners and the Owner
                                          Trustee. (Exhibit 4(e))

(4)          4(i)        (1)              Form of Ground Lease between the
                                          Company and the Owner Trustee.
                                          (Exhibit 4(f))

(4)          4(j)        (1)              Form of Tax Indemnification Agreement
                                          between the Owner Participant and the
                                          Company. 4(g))

(4)          4(k)        (4)              Form of Amendment No. 1 to Tax
                                          Indemnification Agreement. (Exhibit
                                          4(k))

(4)          4(l)        (1)              Form of Deed and Bill of Sale between
                                          the Company and the Owner Trustee.
                                          (Exhibit 4(h))

(4)          4(m)        (4)              Form of Refunding Agreement among the
                                          Owner Participant, the Owner Trustee,
                                          the Indenture Trustee, and the
                                          Company. (Exhibit 4(m))

(4)          4(n)        (2)              Copy of Agreement for Joint Ownership,
                                          Construction and Operation of New
                                          Hampshire Nuclear Units, dated May 1,
                                          1973, among Public Service Company of
                                          New Hampshire, The United Illuminating
                                          Company, Central Maine Power Company,
                                          The Connecticut Light and Power
                                          Company, Fitchburg Gas and Electric
                                          Company, Montaup Electric Company, New
                                          Bedford Gas and Edison Light Company,
                                          New England Power Company and Vermont
                                          Electric Power Company, Inc., as
                                          amended to February 1, 1990. (Exhibit
                                          10.7a)

(4)          4(o)        (3)              Copy of Twenty-Third Amendment to
                                          Agreement for Joint Ownership,
                                          Construction and Operation of New
                                          Hampshire Nuclear Units, amending
                                          Exhibit 4(n). (Exhibit 10.8)

(5)          5(a)        (4)              Opinion of Reid & Priest LLP, counsel
                                          for the Company. (Exhibit 5(a))

(5)          5(b)        (4)              Opinion of Wiggin & Dana, counsel for
                                          the Company. (Exhibit 5(b))

(5)          5(c)                         Opinion of Haight, Gardner, Poor &
                                          Havens, special counsel for the Owner
                                          Trustee.

(5)          5(d)        (4)              Opinion of Devine, Millimet & Branch,
                                          Professional Association, counsel for
                                          the Company. (Exhibit 5(d))

(5)          5(e)                         Opinion of Stevens & Lee, counsel for
                                          the Owner Trustee.

(12)         12          (4)              Statement regarding computation of
                                          ratio of earnings to fixed charges.
                                          (Exhibit 12)

(23)         23(a)       (4)              Consent of Reid & Priest LLP (filed
                                          with Exhibit 5(a)).

(23)         23(b)       (4)              Consent of Wiggin & Dana (filed with
                                          Exhibit 5(b)).

(23)         23(c)                        Consent of Haight, Gardner, Poor &
                                          Havens (filed with Exhibit 5(c)).

(23)         23(d)                        Consent of Coopers & Lybrand L.L.P.

(23)         23(e)       (4)              Consent of Devine, Millimet & Branch,
                                          Professional Association (filed with
                                          Exhibit 5(d)).

(23)         23(f)                        Consent of Stevens & Lee (filed with
                                          Exhibit 5(e)).

(25)         25          (4)              Form T-1 Statement of Eligibility of
                                          The Bank of York, Trustee. (Exhibit
                                          25)

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The United Illuminating Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven and the State of Connecticut, on this 26th day of December, 1995.



                                    THE UNITED ILLUMINATING COMPANY



                                    By           /s/ RICHARD J. GROSSI
                                       -----------------------------------------
                                                   Richard J. Grossi
                                          Chairman of the Board of Directors
                                              and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Signature                          Title                         Date
            ---------                          -----                         ----

     /s/ RICHARD J. GROSSI            Director, Chairman of the        December 26, 1995
------------------------------
     Richard J. Grossi                 Board of Directors and
Principal Executive Officer            Chief Executive Officer


     /s/ ROBERT L. FISCUS              Director, President and         December 26, 1995
------------------------------
      Robert L. Fiscus                 Chief Financial Officer
  Principal Financial and
     Accounting Officer


              *                                Director                December 26, 1995
------------------------------
       John F. Croweak


              *                                Director                December 26, 1995
------------------------------
   F. Patrick McFadden, Jr.


              *                                Director                December 26, 1995
------------------------------
       J. Hugh Devlin

              *                                Director                December 26, 1995
------------------------------
      Betsy Henley-Cohn


              *                                Director                December 26, 1995
------------------------------
    Frank R. O'Keefe, Jr.


              *                                Director                December 26, 1995
------------------------------
      David E.A. Carson


              *                                Director                December 26, 1995
------------------------------
       John L. Lahey


              *                                Director                December 26, 1995
------------------------------
      Marc C. Breslawsky


              *                                Director                December 26, 1995
------------------------------
      Thelma R. Albright


*By: /s/ CHARLES J. PEPE
-------------------------------
      (Charles J. Pepe)
      (Attorney-in-Fact)